UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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☐	Soliciting Material Pursuant to §240.14a-12

FIVE PRIME THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Five Prime Therapeutics, Inc.

March 30, 2018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Five Prime Therapeutics, Inc., which we will hold on May 10, 2018 at 8:30 a.m., Pacific time, at our corporate headquarters, located at 111 Oyster Point Boulevard, South San Francisco, California 94080.

The attached Notice of Annual Meeting of Stockholders and proxy statement describe the formal business that we will transact at the Annual Meeting.

The Board of Directors of Five Prime Therapeutics, Inc. has determined that an affirmative vote on each matter that calls for an affirmative vote is in the best interest of Five Prime Therapeutics, Inc. and its stockholders and unanimously recommends a vote “For” all such matters considered at the Annual Meeting.

Please promptly submit your proxy by telephone, Internet or by mail whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but it will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Five Prime Therapeutics, Inc., we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

Aron M. Knickerbocker

President and Chief Executive Officer

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (415) 365-5600

FIVE PRIME THERAPEUTICS, INC.

111 Oyster Point Boulevard

South San Francisco, California 94080

(415) 365-5600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Thursday, May 10, 2018

TIME	8:30 A.M., Pacific time

PLACE	111 Oyster Point Boulevard
South San Francisco, California 94080

ITEMS OF BUSINESS	(1) To elect the three nominees named in the attached proxy statement as directors, each to serve on the Board of Directors for a three-year term.

(2) To hold an advisory vote on the compensation paid to our named executive officers.

(3) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

(4) To transact any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE	The record date for the Annual Meeting is March 12, 2018. Only stockholders of record as of the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

PROXY VOTING

You are cordially invited to attend the Annual Meeting in person. Information on how to vote in person at the Annual Meeting is discussed in the proxy statement. Whether or not you expect to attend the Annual Meeting, please promptly submit your proxy by telephone or Internet or by signing and returning the enclosed proxy card or voter instruction form, as applicable. If you are voting via the Internet or by telephone, you will be asked to provide your control number from the enclosed proxy card. Submitting a proxy will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at the offices of Five Prime Therapeutics, Inc. for a period of 10 days prior to the Annual Meeting until the close of the Annual Meeting.

By Order of the Board of Directors,

Francis W. Sarena
Chief Strategy Officer and
Secretary

South San Francisco, California
March 30, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 10, 2018

While we are sending you a full set of proxy materials, this notice of annual meeting of stockholders, the proxy statement and our annual report to stockholders for the year ended December 31, 2017 are also available free of charge at investor.fiveprime.com/sec.cfm. Information included on our website, other than this notice of annual meeting of stockholders, the proxy statement and the annual report to stockholders for the year ended December 31, 2017, is not part of our proxy soliciting materials.

i

PROXY STATEMENT FOR THE

2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2018

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

We have sent you this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the proxy card or voter instruction form, as applicable, or collectively, the Proxy Materials, because our Board of Directors, or the Board, is soliciting your proxy to vote at our 2018 Annual Meeting of Stockholders, or the Annual Meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may vote by proxy over the telephone, Internet or by mail, and your votes will be cast for you at the Annual Meeting. This process is described below in the section titled “How do I vote?”

We plan to mail the Proxy Materials to all stockholders entitled to vote on or about March 30, 2018. If you owned our common stock as of the close of business on March 12, 2018, the record date, you are entitled to vote at the Annual Meeting. As used in this proxy statement, “we,” “us” and “our” refer to Five Prime Therapeutics, Inc. The term “Annual Meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

Will I receive any other proxy materials?

Rules adopted by the Securities and Exchange Commission, or the SEC, allow companies to send stockholders a notice of Internet availability of proxy materials rather than mail them full sets of proxy materials. This year, we chose to mail full packages of Proxy Materials to stockholders. However, in the future we may take advantage of the Internet distribution option. If in the future we choose to send such notices, they would contain instructions on how stockholders can access our notice of annual meeting and proxy statement via the Internet. They would also contain instructions on how stockholders could request to receive their materials electronically or in printed form on a one-time or ongoing basis.

Who can vote at the Annual Meeting?

Only stockholders of record as of the close of business on March 12, 2018 will be entitled to vote at the Annual Meeting. On this date, there were 35,116,320 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 12, 2018, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may (a) vote in person at the Annual Meeting or (b) vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, Internet or by mail as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 12, 2018, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you may vote by proxy by completing and mailing the voter instruction form you receive in the mail with your Proxy Materials to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as provided on your voter instruction form or instructed by your broker or bank, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Contact your broker or bank to request a proxy form.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of our outstanding shares of common stock entitled to vote at the Annual Meeting are present at the Annual Meeting in person or represented by proxy.

We will count your shares towards the quorum only if you submit a valid proxy or voter instruction form, as applicable, or if you vote in person at the Annual Meeting or vote by proxy over the telephone or the Internet as instructed below. We will count abstentions and broker non-votes towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

What am I voting on and how many votes are needed to approve or take action with respect to each proposal?

Proposal 1: Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. “Plurality” means that the individuals who receive the largest number of “For” votes cast are elected as directors, up to the maximum number of directors to be elected at the Annual Meeting. Accordingly, the three nominees receiving the most “For” votes will be elected as directors. Under our Corporate Governance Guidelines, however, a nominee for director in an uncontested election is required to submit an offer of resignation for consideration by the nominating and corporate governance committee of our Board if such nominee for director receives a greater number of “Withhold” votes from his or her election than votes “For” such election, as further described in Proposal 1 below. In such case, the nominating and corporate governance committee will consider all relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will evaluate such offer of resignation and the nominating and corporate governance committee’s recommendation and decide whether or not to accept such offer of resignation. Abstentions and broker non-votes will not affect the outcome of the election of directors. In tabulating the voting results for the election of directors, only “For” and “Withhold” votes will be counted. You may not vote your shares cumulatively for the election of directors.

Proposal 2: Advisory Vote on Executive Compensation. Our Board is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis” section, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Advisory approval of the compensation of our named executive officers will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will have no effect on the vote. This vote is non-binding and advisory in nature, but the compensation and management development committee of our Board, or the compensation committee, and our Board will take into account the outcome of the vote when considering future executive compensation arrangements, to the extent they can determine the cause or causes of any significant negative voting results.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will have no effect on the vote.

What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held in “street name” mails in their voter instruction form, but does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner mails in their voter instruction form, but does not provide voting instructions, the broker or nominee may vote the shares with respect to matters that are considered to be “routine,” but may not vote the shares with respect to “non-routine” matters. In the event a beneficial owner of shares held in “street name” does not mail in the voter instruction form included with their Proxy Materials or otherwise vote by telephone or in person, then the broker or nominee holding such beneficial owner’s shares would not be entitled to vote on such beneficial owner’s behalf. Proposals 1 and 2 are considered “non-routine” and Proposal 3 is considered “routine” under The Nasdaq Marketplace Rules, or the Nasdaq Listing Rules.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on March 12, 2018. The number of shares you own (and may vote) is listed on your proxy card or voter instruction form, as applicable.

What does it mean if I receive more than one proxy card or voter instruction form?

You may receive more than one proxy card or voter instruction form, as applicable, if your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card or voter instruction form, as applicable, to ensure that all your shares are voted.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card or voter instruction form, as applicable, the persons named as proxies on your proxy card or voter instruction form, as applicable, will vote in accordance with the recommendations of our Board. Our Board’s recommendations are set forth together with the description of each proposal in this proxy statement. Our Board recommends a vote:

•	“For” the election of the three nominees to our Board;
•	“For” the approval, on an advisory (non-binding) basis, of the compensation paid to our named executive officers; and
•	“For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

With respect to any other matter that properly comes before the Annual Meeting, the proxies will vote as recommended by our Board or, if no recommendation is given, in their own discretion based on the company’s and our stockholders’ best interests. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders.

How do I vote?

You may either vote “For” any or all of the nominees to our Board or you may “Withhold” your vote for any nominee you specify for Proposal 1. For all other matters to be voted on, you may vote “For” or “Against” or abstain from voting on the applicable proposal. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote (a) in person at the Annual Meeting or (b) by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, Internet or by mail as instructed below to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide your control number from the enclosed proxy card. Your vote must be received by 11:59 P.M. Eastern time on May 9, 2018 to be counted.

•

To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide your control number from the enclosed proxy card. Your vote must be received by 11:59 P.M. Eastern time on May 9, 2018 to be counted.

•

To vote by mail, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If we receive your signed proxy card before the Annual Meeting, the designated proxy holders will vote your shares as you direct.

If you sign the enclosed proxy card but do not make specific choices, your proxy will vote your shares “For” all nominees in Proposal 1, and “For” Proposals 2 and 3, as set forth in the Notice of Annual Meeting of Stockholders.

If any other matter is presented, your proxy will vote as recommended by our Board or, if our Board does not make a recommendation, in his or her own discretion based on the company’s and our stockholders’ best interests. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares held in “street name,” you may vote by completing and mailing the voter instruction form you receive with your Proxy Materials. Alternatively, you may vote by telephone or over the Internet, as provided on your voter instruction form or instructed by your broker, bank or other agent, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Contact your broker, bank or other agent to request a proxy form.

May I change my vote after submitting my proxy card or voter instruction form?

Yes. You may revoke your proxy at any time before the final vote at the Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of the following four ways:

•	send a timely written revocation of the proxy to our Secretary;
•	enter a new vote over the Internet or by telephone;
•	attend and vote in person at the Annual Meeting; or
•	submit another signed proxy card bearing a later date.

If your shares are not registered in your own name, you will need the appropriate documentation from the stockholder of record to vote personally at the Annual Meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of the shares. If your shares are held by your broker, bank or another party as a nominee or agent, you should follow the instructions provided by such party.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, whether prior to or at the Annual Meeting, is the vote that we will count.

Who will bear the expense of soliciting proxies?

We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Proxy Materials and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers or other employees for such services.

How can I find the voting results from the Annual Meeting?

We will announce preliminary voting results at our Annual Meeting. We will publish final voting results in a Current Report on Form 8-K that we expect to file no later than May 16, 2018. If final voting results are not available by May 16, 2018, we will disclose the preliminary results in the Current Report on Form 8-K and, within four business days after the final voting results are known to us, file an amended Current Report on Form 8-K to disclose the final voting results.

When are stockholder proposals due for the 2019 Annual Meeting of Stockholders?

If you wish to submit proposals for inclusion in our proxy statement for the 2019 annual meeting of stockholders, or the 2019 Annual Meeting, we must receive them on or before November 30, 2018, pursuant to the proxy soliciting regulations of the SEC. Nothing in this paragraph shall require us to include in our proxy statement and proxy card or voter instruction form, as applicable, for the 2019 Annual Meeting any stockholder proposal that does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

If you wish to nominate a director or submit a proposal for presentation at the 2019 Annual Meeting without including such proposal in next year’s proxy statement, you must be a stockholder of record and provide timely notice in writing to our Secretary at c/o Five Prime Therapeutics, Inc., 111 Oyster Point Boulevard, South San Francisco, California 94080. To be timely, we must receive the notice not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting, that is, between January 10, 2019 and February 9, 2019; provided, however, that in the event that the date of the 2019 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, we must receive your notice (a) no earlier than the close of business on the 120th day prior to the currently proposed 2019 Annual Meeting and (b) no later than the close of business on the later of the 90th day prior to the 2019 Annual Meeting or the 10th day following the day on which we first make a public announcement of the date of the 2019 Annual Meeting. Your written notice must contain specific information required in Section 2.13 of our amended and restated bylaws. For additional information about our director nomination requirements, please see our amended and restated bylaws.

How can I get additional information about the company?

This proxy statement and our annual report to stockholders for the year ended December 31, 2017 are available free of charge at investor.fiveprime.com/sec.cfm. In addition, the SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including our company, including other documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board currently comprises ten directors. Upon the expiration of his three-year term as a director at the Annual Meeting, Fred E. Cohen, M.D., D.Phil., will retire from our Board, and our Board will consist of nine directors, with one vacancy. Our amended and restated certificate of incorporation provides for a classified Board consisting of three classes of directors. Classes 1 and 3 each consist of three directors and Class 2 consists of four directors. Following Dr. Cohen’s retirement from our Board, Class 2 will consist of three directors, with one vacancy. Vacancies on our Board may be filled only by persons elected by a majority of the remaining directors. A director elected by our Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. Each class serves a staggered three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election.

Our Board has nominated the three individuals listed in the table below for election as directors at the Annual Meeting. If you elect the nominees listed below, they will hold office until the annual meeting of stockholders in 2021 or until their successors have been duly elected and qualified. All nominees are currently serving on our Board and have consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for nominees other than those named below. Our Board is in the process of evaluating whether it will fill the vacancy on our Board following the Annual Meeting or reduce the number of directors constituting our Board.

If any nominee is unable or does not qualify to serve, you or your proxy may vote for another nominee proposed by our Board. If for any reason any of these nominees proves unable or unwilling to stand for election or ceases to qualify to serve as a director, our Board will nominate an alternate or reduce the size of our Board to eliminate any vacancies. Our Board has no reason to believe that any of the nominees would prove unable to serve if elected. There are no arrangements or understandings between us and any director, or nominee for directorship, pursuant to which such person was selected as a director or nominee.

Information About Our Nominees For Election

Set forth below are the names, ages and length of service of our nominees for election to our Board.

Nominees	Age(1)	Term Expires	Position(s) Held	Director Since
Sheila Gujrathi, M.D.	47	2018	Director	2015
Peder K. Jensen, M.D.	63	2018	Director	2011
Aron M. Knickerbocker	48	2018	Director	2013

(1)	Ages as of March 30, 2018.

Biographical information for each nominee for election to our Board, including each such individual’s principal occupation, business experience and education, and an explanation of the qualifications, skills and experience that we believe are relevant to such individual’s service on our Board, are set forth below. Unless otherwise indicated, principal occupations shown for each nominee for election have extended for five or more years.

Sheila Gujrathi, M.D. has served as a member of our Board since December 2015. Dr. Gujrathi currently serves as President and Chief Operating Officer of Gossamer Bio, Inc., a biopharmaceutical company that Dr. Gujrathi co-founded in 2017. Dr. Gujrathi served as the Chief Medical Officer of Receptos, Inc., or Receptos, from June 2011 to August 2015, when Receptos was acquired by Celgene Corporation. From 2008 to 2011, Dr. Gujrathi served as Vice President of the Global Clinical Research Group in Immunology at Bristol-Myers Squibb Company, or BMS. Prior to joining BMS, Dr. Gujrathi worked at Genentech, Inc., or Genentech, from 2002 to 2008, where she held roles of increasing responsibility in the Immunology, Tissue Growth and Repair clinical development group. From 1999 to 2002, Dr. Gujrathi served as a management consultant at McKinsey & Company in the healthcare practice, where she provided strategic advice on a variety of projects in the healthcare and pharmaceutical industries. Dr. Gujrathi received her B.S. in Biomedical Engineering and M.D. from Northwestern University in its accelerated honors program in Medical Education. She completed her internal medicine internship and residency at Brigham and Women’s Hospital, Harvard Medical School. Dr. Gujrathi received additional training at the University of California, San Francisco and Stanford University in their Allergy and Immunology Fellowship Program. We believe that Dr. Gujrathi’s extensive experience in executive positions with several pharmaceutical companies and in the clinical development of pharmaceuticals in various therapeutic areas give her the qualifications, skills and financial expertise to serve on our Board.

Peder K. Jensen, M.D. has served as a member of our Board since July 2011. Dr. Jensen is currently President of Bay Way Consultants, LLC, a consulting firm founded by Dr. Jensen in 2010 that advises pharmaceutical and biotechnology companies. Dr. Jensen has over 24 years of global drug development experience in both pharmaceutical and biotechnology companies and has been responsible for more than 40 new drug approvals in the U.S., Europe and Japan during his career. Dr. Jensen’s experience includes over 20 years with Schering-Plough Corporation, or Schering-Plough, a global pharmaceutical company, and then Merck & Co., Inc., or Merck, after the merger of Schering-Plough with Merck in 2009. Dr. Jensen most recently served at Schering-Plough as Corporate Senior Vice President, and General Manager, R&D for Japan and Asia/Pacific from 2006 to 2010. Dr. Jensen has also served at British Biotech plc and Chiron Corporation, or Chiron, a biopharmaceutical company, now Novartis Vaccines and Diagnostics, Inc., in clinical development executive positions and earlier in his career at CIBA-GEIGY Limited. Dr. Jensen is also a member of the board of directors of Acorda Therapeutics, Inc., a public biotechnology company. Dr. Jensen previously served as a member of the board of directors of BioCryst Pharmaceuticals, Inc., which was a public pharmaceutical company during Dr. Jensen’s service as a director. Dr. Jensen received an M.D. from the University of Copenhagen, where he also completed his post-graduate medical training in neurology and internal medicine. We believe that Dr. Jensen’s extensive experience in executive positions with several pharmaceutical companies and in the clinical development of pharmaceuticals in several therapeutic areas and his service as a director of other publicly traded and privately held life science companies give him the qualifications, skills and financial expertise to serve on our Board.

Aron M. Knickerbocker has served as our Chief Executive Officer since January 2018 and as a member of our Board since October 2013. Mr. Knickerbocker also served as our Chief Operating Officer from September 2016 to December 2017, Executive Vice President from August 2015 to September 2016, Chief Business Officer from April 2012 to September 2016, Senior Vice President from April 2012 to August 2015, and Vice President, Business Development from September 2009 to April 2012. From 2001 to September 2009, Mr. Knickerbocker served at Genentech in positions of increasing responsibility, most recently as Senior Director, Business Development from 2005 to September 2009. Prior to 2001, Mr. Knickerbocker served as Director of Commercial Development at ALZA Corporation, a pharmaceutical company acquired by Johnson & Johnson, as Senior Manager, Corporate Development at Amgen, Inc., or Amgen, a public biotechnology company, and as a scientist at BMS, a public biopharmaceutical company. Mr. Knickerbocker received an A.B. in biology from Washington University in St. Louis and an M.B.A. from the University of Michigan. We believe that Mr. Knickerbocker’s extensive experience in drug commercialization and business development and in managerial positions with several pharmaceutical companies gives him the qualifications, skills and financial expertise to serve on our Board.

Board Composition Following Annual Meeting

We seek directors with a broad range of qualifications, skills and experience that would enhance Board effectiveness and strengthen our Board’s ability to carry out its oversight role on behalf of stockholders. Though we do not have a specific policy with respect to Board diversity, we consider diversity as one of many relevant factors when evaluating potential directors. If each nominee for election to our Board is elected at the Annual Meeting, our Board composition with respect to tenure, age, gender and racial diversity following the Annual Meeting will be as follows:

Vote Required

Directors are elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the most “For” votes will be elected as directors. In tabulating the voting results for the election of directors, only “For” and “Withhold” votes will be counted. Abstentions and broker non-votes will not have any effect on the outcome of this proposal. You may not vote your shares cumulatively for the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, “For” the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our Board.

The election of directors at the Annual Meeting is uncontested and we therefore expect that each of the named nominees for director will be elected at the Annual Meeting. However, under our Corporate Governance Guidelines, any nominee for director in an uncontested election is required to submit an offer of resignation for consideration by the nominating and corporate governance committee if such nominee for director receives a greater number of “Withhold” votes from his or her election than votes “For” such election. In such case, the nominating and corporate governance committee will consider all relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will evaluate such offer of resignation and the nominating and corporate governance committee’s recommendation and decide whether to accept such offer of resignation. Promptly following the Board’s decision, we would disclose that decision and an explanation of such decision in a filing with the SEC or a press release.

Our Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Information About Our Continuing Directors

Set forth below are the names, ages and length of service of the remaining members of our Board whose terms continue beyond the Annual Meeting.

Continuing Directors	Age(1)	Term Expires	Position(s) Held	Director Since
Franklin M. Berger, CFA	68	2019	Director	2010
William Ringo	72	2019	Director	2014
Lewis T. Williams, M.D., Ph.D.	68	2019	Founder and Executive Chairman of the Board	2002
Kapil Dhingra, M.B.B.S.	58	2020	Director	2015
Mark D. McDade	62	2020	Lead Independent Director	2006
Garry Nicholson	63	2020	Director	2017

(1)	Ages as of March 30, 2018.

Biographical information for each continuing director, including each such individual’s principal occupation, business experience and education, and an explanation of the qualifications, skills and experience that we believe are relevant to such individual’s service on our Board, are set forth below. Unless otherwise indicated, principal occupations shown for each continuing director have extended for five or more years.

Franklin M. Berger, CFA has served as a member of our Board since September 2010. Mr. Berger is a consultant to biotechnology industry participants, including major biopharmaceutical firms, mid-capitalization biotechnology companies, specialist asset managers and venture capital companies, providing business development, strategic, financing, partnering, and royalty acquisition advice. Mr. Berger is also a biotechnology industry analyst with over 25 years of experience in capital markets and financial analysis. Mr. Berger worked at Sectoral Asset Management Inc. as a founder of the small-cap focused NEMO Fund from 2007 through June 2008. From May 1998 to March 2003, he served at J.P. Morgan Securities LLC, most recently as Managing Director, Equity Research and Senior Biotechnology Analyst. Previously, Mr. Berger served in similar capacities at Salomon Smith Barney Inc. and Josephthal & Co. Mr. Berger also serves on the board of directors of BELLUS Health, Inc., Immune Design Corp., ESSA Pharma Inc., Proteostasis Therapeutics, Inc., and Tocagen, Inc., each of which is a public biotechnology company. Mr. Berger previously served as a member of the board of directors of BioTime, Inc. and Seattle Genetics, Inc., each of which was a public company during Mr. Berger’s service as a director. Mr. Berger received a B.A. in International Relations and an M.A. in International Economics, both from Johns Hopkins University, and an M.B.A. from the Harvard Business School. We believe that Mr. Berger’s financial background and experience as an equity analyst in the biotechnology industry combined with his experience serving on the boards of directors of multiple public companies gives him the qualifications, skills and financial expertise to serve on our Board and is important to our strategic planning and financing activities.

William Ringo has served as a member of our Board since October 2014. From June 2010 to December 2016, Mr. Ringo served as a senior advisor to Barclays Healthcare Group. From April 2008 until his retirement in April 2010, Mr. Ringo was Senior Vice President of Business Development, Strategy and Innovation at Pfizer Inc., or Pfizer, a public pharmaceutical company, and was responsible for guiding Pfizer’s overall strategic planning and business development activities. Prior to joining Pfizer, Mr. Ringo served as an executive in residence at Warburg Pincus and Sofinnova Ventures. From August 2004 to April 2006, Mr. Ringo served as President and Chief Executive Officer of Abgenix, Inc., or Abgenix, a biotechnology company acquired by Amgen. Prior to Abgenix, Mr. Ringo served for 28 years at Eli Lilly and Company, or Eli Lilly, in numerous executive roles, including Product Group President for Oncology and Critical Care, President of Internal Medicine Products, President of the Infectious Diseases Business Unit and Vice President of Sales and Marketing for U.S. Pharmaceuticals. Following Mr. Ringo’s retirement from Eli Lilly in 2001, Mr. Ringo served on various boards of directors, including of InterMune, Inc. where he served as the non-executive chairman of the board of directors after serving as interim Chief Executive Officer from June 2003 to September 2003. Mr. Ringo currently serves on the board of directors of Assembly Biosciences, Inc., Dermira, Inc., and Immune Design Corp., each of which is a public biotechnology company. Mr. Ringo was previously a member of the board of directors of Onyx Pharmaceuticals, Inc., Mirati Therapeutics, Inc., and Sangamo BioSciences, Inc., each of which was a public company during Mr. Ringo’s service as a director. Mr. Ringo received a B.S. in business administration and an M.B.A. from the University of Dayton. We believe that Mr. Ringo’s extensive experience serving as a director of other publicly traded and privately held life science companies and serving in executive positions with several biotechnology and pharmaceutical companies and in the venture capital industry gives him the qualifications, skills and financial expertise to serve on our Board.

Lewis T. Williams, M.D., Ph.D. founded the company in December 2001 and has served as Executive Chairman since January 2018, and as a member of our Board since January 2002. He also served as our President and Chief Executive Officer from August 2011 to December 2017, as our Executive Chairman from July 2003 to January 2012 and as Chairman of the Board since March 2016. Previously, Dr. Williams spent seven years at Chiron, most recently as its Chief Scientific Officer. Prior to joining Chiron, Dr. Williams was a professor of medicine at the University of California, San Francisco and served as Director of the University’s Cardiovascular Research Institution and Daiichi Research Center. Dr. Williams also has served on the faculties of Harvard Medical School and Massachusetts General Hospital and co-founded COR Therapeutics, Inc., or COR Therapeutics, a biotechnology company focused on cardiovascular disease. He is a member of the National Academy of Sciences and a fellow of the American Academy of Arts and Sciences. Dr. Williams is currently on the board of directors of Protagonist Therapeutics, Inc. and was previously a member of the board of directors of Chiron, COR Therapeutics and Beckman Coulter, Inc., each of which was a public company during his service as a director. Dr. Williams received a B.S. from Rice University and an M.D. and a Ph.D. from Duke University. We believe that Dr. Williams’ extensive experience in drug discovery and development and in executive positions with several pharmaceutical companies, his experience founding the company and his service as a director of other publicly traded healthcare companies give him the qualifications, skills and financial expertise to serve on our Board.

Kapil Dhingra, M.B.B.S has served as a member of our Board since December 2015. Dr. Dhingra currently serves as the Managing Member of KAPital Consulting, LLC, a healthcare consulting firm that he founded in 2008. Dr. Dhingra has over 25 years of experience in oncology clinical research and drug development. From 1999 to 2008, Dr. Dhingra worked at F. Hoffmann-La Roche & Co., where he served in roles of increasing responsibility, most recently as Vice President, Head of the Oncology Disease Biology Leadership Team and Head of Oncology Clinical Development. From 2000 to 2008, he held a Clinical Affiliate appointment at Memorial Sloan Kettering Cancer Center. From 1996 to 1999, Dr. Dhingra worked at Eli Lilly where he served in roles of increasing responsibility, most recently as Senior Clinical Research Physician. Dr. Dhingra also served as a Clinical Associate Professor of Medicine at the Indiana University School of Medicine from 1997 to 1999. Prior to Eli Lilly, Dr. Dhingra was a member of the faculty of M.D. Anderson Cancer Center from 1989 to 1996. Dr. Dhingra currently serves on the board of directors of Median Technologies Inc. Dr. Dhingra previously served as a member of the board of directors of Micromet, Inc., until its acquisition by Amgen, and YM Biosciences Inc., until its acquisition by Gilead Sciences, Inc., or Gilead, each of which was a public company during Dr. Dhingra’s service as a director. Dr. Dhingra received his M.B.B.S. from the All India Institute of Medical Sciences in New Delhi, India. He completed his residency in internal medicine at Lincoln Medical and Mental Health Center and New York Medical College and completed his fellowship in hematology and oncology at Emory University School of Medicine. We believe that Dr. Dhingra’s extensive experience in executive positions with several pharmaceutical companies and in the clinical development of pharmaceuticals in several therapeutic areas, including in oncology, and his service as a director of other publicly traded life science companies give him the qualifications and skills to serve on our Board.

Mark D. McDade has served as a member of our Board since July 2006 and has served as our Lead Independent Director since March 2016. Mr. McDade currently serves as Managing Partner at Qiming Venture Partners’ U.S.-focused healthcare fund, which he helped establish in January 2017. From April 2008 to November 2016, Mr. McDade served as Executive Vice President and Chief Operating Officer, at UCB S.A., a global biopharmaceutical company focused on the discovery and development of innovative medicines. Mr. McDade previously served as Chief Executive Officer and a member of the board of directors of PDL BioPharma, Inc., or PDL BioPharma, a biotechnology company, and as Chief Executive Officer of Signature BioScience, Inc., a drug discovery company focused on developing treatments and leads for cancer and other diseases. Mr. McDade also served as an officer and a director of Corixa Corporation, or Corixa, a company he co-founded, which focused on developing innovative products that regulate immunity. At Corixa, he most recently served as its President and Chief Operating Officer. Mr. McDade is also a member of the board of directors of Aimmune Therapeutics, Inc. and Dermira, Inc., each of which is a public biotechnology company, and is a member of the board of directors of Phillips Edison Grocery Center REIT II, Inc., a non-traded real estate investment trust. Mr. McDade received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School. We believe that Mr. McDade’s experience serving in several executive positions with public biopharmaceutical companies, his experience co-founding a life sciences company and his extensive business development and operations experience give him the qualifications, skills and financial expertise to serve on our Board.

Garry Nicholson has served as a member of our Board since May 2017. Mr. Nicholson served as President and Chief Executive Officer of XTuit Pharmaceuticals, Inc. from September 2015 to October 2016. From May 2008 to March 2015, Mr. Nicholson served at Pfizer as President, Pfizer Oncology. Prior to joining Pfizer, Mr. Nicholson worked at Eli Lilly where he held roles of increasing responsibility, most recently as the Global Oncology Platform Leader. Mr. Nicholson currently serves on the board of directors of Tesaro, Inc., a public pharmaceutical company. Mr. Nicholson received a B.S. in Pharmacy from the University of North Carolina at Chapel Hill and an M.B.A. from the University of South Carolina. We believe that Mr. Nicholson’s experience serving in executive positions with public and private biopharmaceutical companies, his experience serving on the board of directors of a public company and his business and operations experience give him the qualifications, skills and financial expertise to serve on our Board.

Information About Our Executive Officers Who Are Not Directors

The following table sets forth certain information about our executive officers who are not also directors.

Executive Officers	Age(1)	Position(s) Held
Marc L. Belsky(2)	62	Senior Vice President and Chief Financial Officer
Francis W. Sarena	47	Chief Strategy Officer and Secretary
Kevin Baker, Ph.D.	57	Senior Vice President, Development Sciences
Helen Collins, M.D.(3)	55	Senior Vice President and Chief Medical Officer
Bryan Irving, Ph.D.(4)	54	Senior Vice President, Research

(1)	Ages as of March 30, 2018.
(2)	Mr. Belsky resigned from his position as our Senior Vice President and Chief Financial Officer, effective April 6, 2018.
(3)	Dr. Collins became our Senior Vice President and Chief Medical Officer on March 20, 2017.
(4)	Dr. Irving became our Senior Vice President, Research on September 1, 2017.

The principal occupation, business experience and education of each executive officer who is not also a director are set forth below.

Marc L. Belsky has served as our Senior Vice President and Chief Financial Officer since December 2013 and will continue to serve in this position until April 6, 2018, the effective date of his resignation. Mr. Belsky also served as our Vice President and Chief Financial Officer from October 2013 to December 2013 and as our Vice President, Finance from October 2009 to October 2013. From December 2006 to October 2009, Mr. Belsky served as Vice President, Finance, and Chief Accounting Officer of Cell Genesys, Inc., a biotechnology company acquired by BioSante Pharmaceuticals, Inc. Prior to 2006, Mr. Belsky served as Vice President, Global Visa Commerce at Visa Inc., Chief Financial Officer at Active Aero Group, Inc. and Chief Financial Officer at DataWave Systems Inc. Prior to these positions, he served for 15 years at Michigan National Corporation, a holding company for Michigan National Bank, which was acquired by BANA Holding Corporation, in positions of increasing responsibility, most recently as Senior Vice President, U.S. Payment Products and Services. Mr. Belsky started his career as an auditor with Coopers & Lybrand. Mr. Belsky received a B.S. in Accounting from Wayne State University and an M.B.A. from the University of Michigan. He is a certified public accountant, a chartered global management accountant and a certified treasury professional.

Francis W. Sarena has served as our Chief Strategy Officer since September 2016 and as Secretary since December 2010. He also served as our Executive Vice President from August 2015 to September 2016 and as our General Counsel from December 2010 to September 2016. Mr. Sarena also served as Senior Vice President from January 2013 to August 2015 and as Vice President from December 2010 to January 2013. From December 2008 to July 2010, Mr. Sarena served as Vice President, General Counsel and Secretary of Facet Biotech Corporation, a public biotechnology company that was spun off from PDL BioPharma in December 2008 and that was later acquired by Abbott Laboratories in April 2010. From April 2006 to December 2008, Mr. Sarena served at PDL BioPharma in positions of increasing responsibility, most recently as Vice President, General Counsel and Secretary from June 2008 to December 2008. Prior to April 2006, Mr. Sarena served as an associate at Bingham McCutchen LLP where he represented public and private life science and high-tech clients primarily in merger and acquisition transactions, corporate and securities law matters and equity financing transactions. Mr. Sarena received a B.S. in Finance from San Francisco State University and a J.D. from the University of California, Berkeley.

Kevin Baker, Ph.D. has served as our Senior Vice President, Development Sciences since February 2016 and served in positions of increasing responsibility, most recently as our Vice President, Preclinical Development, from January 2006 to July 2015. From July 2015 to January 2016, Dr. Baker served as Senior Vice President, Preclinical Development at Audentes Therapeutics, Inc., a privately-held biotechnology company. From 2000 to 2006, Dr. Baker served at Human Genome Sciences, Inc., a biopharmaceutical company that was acquired by GlaxoSmithKline plc, or GSK, in positions of increasing responsibility, most recently as Associate Director in the Department of Antibody Discovery and Development. From 1992 to 1999, Dr. Baker served as a Scientist at Genentech. From 1987 to 1992, Dr. Baker served as a Postdoctoral Fellow at the University of Basel in Switzerland. Dr. Baker received a B.Sc. from the University of Salford in England and a Ph.D. from the University of Dundee in Scotland.

Helen Collins, M.D. has served as our Senior Vice President and Chief Medical Officer since March 2017. She also served as our Vice President of Clinical Development from June 2016 to March 2017. From June 2013 to June 2016, Dr. Collins held positions of increasing responsibility at Gilead, most recently as Program and Clinical Lead for Gilead’s GS-5829 (BET inhibitor) and GS-4059 (BTK inhibitor) programs. From November 2009 to May 2013, Dr. Collins held positions of increasing responsibility at Amgen, most recently as Global Lead, Oncology Biosimiliars. Prior to joining Amgen, Dr. Collins practiced as a medical oncologist and hematologist for 12 years at Redwood Regional Medical Group, or RRMG, and served as President of RRMG from 2006 to 2009. In 2005, Dr. Collins co-founded the non-profit North Bay Cancer Alliance (NBCA), whose mission is to increase local access to education and cancer care in counties in the northern San Francisco Bay Area. Dr. Collins received a A.B. in Chemistry from Bryn Mawr College and an M.D. from The Johns Hopkins University School of Medicine. Dr. Collins completed her residency in internal medicine at The Johns Hopkins Hospital and completed her fellowship at Stanford University School of Medicine, where she concentrated in gastrointestinal cancer. Dr. Collins is board certified in both oncology and internal medicine.

Bryan Irving, Ph.D. has served as our Senior Vice President, Research since September 2017. From December 2013 to August 2017, Dr. Irving served in positions of increasing responsibility at CytomX Therapeutics, Inc., most recently as Vice President, Cancer Immunology. From September 2001 to November 2013, Dr. Irving served as a scientist at Genentech, where his research focused in both areas of inflammation and immuno-oncology. Prior to joining Genentech, Dr. Irving served as a Postdoctoral Fellow at both Harvard University and the University of California, San Francisco. Dr. Irving received a Ph.D. in Immunology from the University of California, San Francisco and a B.A. in Physiology from the University of California, Berkeley.

Corporate Governance

Board of Directors

Our Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, our Board does not involve itself in our day-to-day operations. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending meetings of our Board, which are held from time to time. The independent directors meet in executive sessions without management or any non-independent directors at least quarterly. The purpose of these executive sessions is to promote open and candid discussion among our non-employee directors.

Our Board held seven meetings during the year ended December 31, 2017. Each incumbent director attended at least 75% of the total of (i) the meetings of our Board held during the period for which he or she has been a director and (ii) the meetings of the committee(s) on which that particular director served during such period.

It is our policy to encourage our directors to attend the Annual Meeting. It is currently anticipated that all continuing members of our Board will attend the Annual Meeting. All of our directors attended our 2017 annual meeting of stockholders except for Garry Nicholson, who was not then a director.

Board of Directors Independence

Rule 5605 of the Nasdaq Listing Rules requires that independent directors comprise a majority of a listed company’s board of directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Nasdaq Listing Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of a listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of such audit committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the company or any of its subsidiaries; or (ii) be an affiliated person of the company or any of its subsidiaries. In addition to satisfying general independence requirements under the Nasdaq Listing Rules, members of a company’s compensation committee must also satisfy additional independence requirements set forth in Rule 10C-1 under the Exchange Act and Nasdaq Listing Rule 5605(d)(2). Pursuant to Rule 10C-1 under the Exchange Act and Nasdaq Listing Rule 5605(d)(2), in affirmatively determining the independence of a member of a compensation committee of a listed company, the board of directors must consider all factors specifically relevant to determining whether that member has a relationship with the company that is material to that member’s ability to be independent from management in connection with the duties of a compensation committee member, including: (a) the source of compensation of such member, including any consulting, advisory or other compensatory fee paid by the company to such member; and (b) whether such member is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board undertook a review of the composition of our Board and its committees and the independence of each director. In reviewing the independence of our directors, our Board considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family and other relationships, including those relationships described under “Transactions with Related Persons,” our Board affirmatively determined that all of its directors satisfy general independence requirements under the Nasdaq Listing Rules, other than Dr. Williams and Mr. Knickerbocker. Our Board also determined that Mr. Douglas satisfied general independence requirements under the Nasdaq Listing Rules during the period in which he served as a director, which ended in May 2017. In making this determination, our Board found that none of the directors, other than Dr. Williams and Mr. Knickerbocker, had a material or other disqualifying relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each director, other than Dr. Williams and Mr. Knickerbocker, is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Listing Rules. Our Board determined that Mr. Knickerbocker, our President and Chief Executive Officer, and Dr. Williams, our Executive Chairman, are not independent directors by virtue of their current employment with us. Our Board also determined that each member of our audit, compensation and nominating and corporate governance committees satisfies the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable.

Committees of the Board of Directors

Our Board has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a research and development committee. The following table provides membership and meeting information for the year ended December 31, 2017 for each committee.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee
Franklin M. Berger, CFA**	X*		X
Fred E. Cohen, M.D., D.Phil.
Kapil Dhingra, M.B.B.S.				X*
Robert L. Douglas	X†
Sheila Gujrathi, M.D.		X*		X
Peder K. Jensen, M.D.		X	X*	X
Aron M. Knickerbocker
Mark D. McDade		X
Garry Nicholson	X‡
William Ringo	X		X
Lewis T. Williams, M.D., Ph.D.
Total committee meetings in 2017	6	6	4	5

*	Chairman
**	Financial Expert
†	Mr. Douglas served as a member of our audit committee until he resigned from our Board at the end of his three-year term in May 2017.
‡	Mr. Nicholson commenced his service on our audit committee on May 18, 2017.

Below is a description of each committee of our Board.

Audit Committee

Our audit committee is responsible for assisting our Board in its oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, and our internal financial and accounting controls. Our audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to our audit committee. Our audit committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement. Our audit committee also has authority to engage legal counsel and other consultants, accountants, experts and advisors, as it deems appropriate to carry out its responsibilities.

Messrs. Berger, Douglas, Nicholson and Ringo served as members of our audit committee in 2017, with Mr. Berger serving as the chairman. Mr. Douglas resigned from our Board and its committees at the end of his three-year term on our Board in May 2017. Mr. Nicholson was appointed to our audit committee on May 18, 2017 following his appointment to our Board. All members of our audit committee qualify as independent directors under the corporate governance standards of the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 of the Exchange Act. In addition, our Board has determined that each member of our audit committee is financially literate and that Mr. Berger qualifies as an “audit committee financial expert,” as such term is currently defined in Item 407(d)(5) of Regulation S-K. In making this determination, our Board considered Mr. Berger’s formal education and the nature and scope of Mr. Berger’s previous experience, coupled with his past and present service on various audit committees. Our audit committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Listing Rules, which is available in the “Corporate Governance” section of our investor relations website at investor.fiveprime.com/governance.cfm. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Audit Committee Report(1)

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management and our independent registered public accounting firm, Ernst & Young LLP. The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 16, Communications with Audit Committees. The audit committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence and has discussed with Ernst & Young LLP the firm’s independence. Based on the foregoing, the audit committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Five Prime Therapeutics, Inc.

Audit Committee

Franklin M. Berger, CFA, Chair

Garry Nicholson

William Ringo

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference in any filing we make under either the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee

Our compensation committee approves our compensation objectives and approves the compensation of our Chief Executive Officer and other executives. Our compensation committee reviews all components of the compensation of our executive officers, including base salary, bonus, equity compensation, benefits and other perquisites. In determining or making recommendations regarding the compensation and other terms of employment of our executive officers, other than our Chief Executive Officer, our compensation committee may, in its sole discretion, consider the recommendations of our Chief Executive Officer. In fulfilling its responsibilities, our compensation committee may delegate any or all of its responsibilities to a subcommittee of our compensation committee, but only to the extent consistent with our amended and restated certificate of incorporation, our amended and restated bylaws, Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, the Nasdaq Listing Rules, and other applicable law.

Mr. McDade and Drs. Gujrathi and Jensen served as members of our compensation committee in 2017, with Dr. Gujrathi serving as the chairman. Each member of our compensation committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, each is an outside director as defined by Section 162(m) of the Code, and each is an independent director under the corporate governance standards of the Nasdaq Listing Rules and the independence requirements of Rule 10C-1 of the Exchange Act. Our compensation committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Listing Rules, which is available in the “Corporate Governance” section of our investor relations website at investor.fiveprime.com/governance.cfm.

Pursuant to its charter, our compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation. Our compensation committee utilized information, including peer data, regarding the compensation of our directors and senior executive officers provided by Radford, an AON Hewitt company, in evaluating, recommending and determining compensation levels. Our compensation committee also has authority to engage legal counsel and other consultants, accountants, experts and advisors, as it deems appropriate to carry out its responsibilities.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an officer or employee of the company, including during the fiscal year ended December 31, 2017. None of our executive officers serves, or has served during the last three years, as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more of its executive officers serving as one of our directors or as a member of our compensation committee. Further, no member of our compensation committee during the fiscal year ended December 31, 2017 had any relationship requiring disclosure by the company under Item 404 of Regulation S-K.

Compensation Committee Report

The Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation and Management Development Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

This report of the Compensation and Management Development Committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Compensation and Management Development Committee.

Respectfully submitted,

The Compensation and Management Development Committee of the Board of Directors

Sheila Gujrathi, M.D., Chairman

Peder K. Jensen, M.D.

Mark D. McDade

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorship and the structure and composition of our Board and its committees. In addition, our nominating and corporate governance committee is responsible for considering nominations by stockholders of candidates for election to our Board, developing and recommending to our Board corporate governance guidelines applicable to the company and advising our Board on corporate governance matters. Our nominating and corporate governance committee also has authority to engage legal counsel and other consultants, accountants, experts and advisors, as it deems appropriate to carry out its responsibilities.

Dr. Jensen and Messrs. Berger and Ringo served as members of our nominating and corporate governance committee in 2017, with Dr. Jensen serving as the chairman. Each member of our nominating and corporate governance committee is an independent director under the corporate governance standards of the Nasdaq Listing Rules. Our nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the Nasdaq Listing Rules, which is available in the “Corporate Governance” section of our investor relations website at investor.fiveprime.com/governance.cfm.

It is the policy of our nominating and corporate governance committee to select nominees for director that ensure that our Board as a whole collectively possesses a broad range of skills, expertise, industry and other knowledge, and business and other experience that will enhance Board effectiveness and strengthen our Board’s ability to carry out its oversight role on behalf of stockholders. Though we do not have a specific policy with respect to Board diversity, our nominating and corporate governance committee considers diversity as one of many relevant factors in evaluating potential directors. Our nominating and corporate governance committee considers diversity broadly and may consider the following criteria when considering candidates for our Board, among others that our nominating and corporate governance committee deems appropriate: (i) diversity of personal background, perspective and experience; (ii) personal and professional integrity, ethics and values; (iii) experience in corporate management; (iv) experience relevant to our industry and with relevant social policy concerns; (v) experience as a board member or executive officer of another publicly held company; (vi) relevant academic expertise; (vii) practical and mature business judgment, including ability to make independent analytical inquiries; and (viii) promotion of a diversity of business or career experience relevant to our success.

In addition, qualifications, skills and experience in the following areas comprise the core competencies that our Board believes are desirable and relevant to the success of our business:

Core Competencies

•   Strategic plan development and implementation

•   Executive leadership

•   Business development, mergers and acquisitions and licensing

•   Discovery research

•   Clinical development

•   Manufacturing

•   Commercialization and marketing

•   Financing and capital markets

•   Financial audit

•   Public and investor relations

•   Corporate operations

•   Human resources, organizational development, compensation and talent acquisition

•   Risk management

•   Regulatory and quality

•   International experience

•   Legal and compliance

•   Board and corporate governance

While each of our current directors possesses one or more of the core competencies listed above, and our nominating and corporate governance committee considers these core competencies in the director nomination process, these core competencies do not encompass all the qualifications, skills and experience that are represented on our Board. In addition, our nominating and corporate governance committee retains the right to modify these core competencies from time to time as it deems appropriate.

In the case of any incumbent director whose term of office is set to expire, the nominating and corporate governance committee reviews such director’s overall service to the company during his or her term, including the number of meetings attended, level of participation, quality of performance and any other relationships or transactions that might impair the director’s independence. The nominating and corporate governance committee also considers the results of the Board’s self-evaluations, conducted annually on a group and individual basis, to assess and determine the function and needs of the Board.

In the case of a new director candidate, the nominating and corporate governance committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The nominating and corporate governance committee then uses its network of contacts to compile a list of potential candidates, and may also engage, if it deems appropriate, a professional search firm to identify additional candidates. The nominating and corporate governance committee conducts an extensive evaluation of each potential candidate, including any appropriate and necessary inquiries into the background and qualifications of such candidate, and then selects a nominee for recommendation to the Board by majority vote.

In accordance with our amended and restated bylaws and the charter of our nominating and corporate governance committee, nominations and recommendations of individuals for election to our Board at an annual meeting of stockholders may be made by any stockholder of record entitled to vote for the election of directors at such meeting who provides timely notice in writing to our Secretary at our principal executive offices. To be timely, we must receive the notice not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, we must receive the stockholder’s notice (i) no earlier than the close of business on the 120th day prior to the proposed date of the annual meeting and (ii) no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the annual meeting. The stockholder’s written notice must contain specific information required in Section 2.13 of our amended and restated bylaws. For additional information about our director nomination requirements, please see our amended and restated bylaws.

Director nominees identified and submitted by stockholders are analyzed by our nominating and corporate governance committee in the same manner as nominees identified by our nominating and corporate governance committee. If our nominating and corporate governance committee believes a candidate would be a valuable addition to our Board, it will recommend that candidate’s election to the full Board.

Research and Development Committee

Our research and development committee is responsible for reviewing the strategy, substance and execution of our research and development programs, the quality and performance of our scientific management and the suitability and effectiveness of our research and development process. In addition, our research and development committee is responsible for identifying and keeping our Board apprised of significant emerging science, technology, research and development issues and trends that relate to our business. Drs. Dhingra, Gujrathi and Jensen served as members of our research and development committee in 2017, with Dr. Dhingra serving as the chairman.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

Our Board separated the positions of Chief Executive Officer and Chairman of the Board effective January 1, 2018 in connection with Aron M. Knickerbocker’s promotion to President and Chief Executive Officer of the company and elected to retain a Lead Independent Director. Our Board believes that the separation of the positions of Chief Executive Officer and Chairman of the Board reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our Board as a whole. Prior to 2018, the Board determined that the combined roles of Chief Executive Officer and Chairman of the Board, along with a strong Lead Independent Director, provided the appropriate leadership and oversight of the company to facilitate effective functioning of both our Board and management. Though it does not have current plans to do so, our Board may combine the roles of Chief Executive Officer and Chairman of the Board again in the future if it believes that would be in the best interest of the company and its stockholders.

Lewis T. Williams, our current Executive Chairman and former President and Chief Executive Officer, presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the chairman of the board of directors of a company. Dr. Williams provides valuable insight to our Board due to the perspective and experience he brings as our former Chief Executive Officer and the founder of the company.

Mark D. McDade currently serves as our Lead Independent Director and presides over portions of regularly scheduled meetings at which only our independent directors are present. As Lead Independent Director, Mr. McDade serves as a liaison between management and the independent directors, works in conjunction with the Executive Chairman and Chief Executive Officer to plan and set schedules and agendas for Board meetings, and performs such additional duties as our Board may otherwise determine and delegate.

Our independent directors meet alone in executive session at no less than four regular meetings of our Board each year. The Lead Independent Director may call additional executive sessions of the independent directors at any time, and the Lead Independent Director must call an executive session at the request of a majority of the independent directors. The purpose of these executive sessions is to promote open and candid discussion among non-employee directors.

Role of the Board in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks. Our Board believes that risk management is an important part of establishing, updating and executing on our business strategy. Our Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect our corporate strategy, business objectives, compliance, operations, financial condition and performance. Our Board focuses its oversight on the most significant risks facing the company and on its processes to identify, prioritize, assess, manage and mitigate those risks. Our Board and its committees receive regular reports from members of our senior management on areas of material risk to us, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the company.

Our audit committee, as part of its responsibilities, oversees the management of financial risks, including accounting matters, liquidity and credit risks, corporate tax positions, insurance coverage, and cash investment strategy and results. Our audit committee is also responsible for overseeing the management of risks relating to the performance of our internal audit function, if required, and our independent registered public accounting firm, as well as our systems of internal controls and disclosure controls and procedures. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. Our nominating and corporate governance committee oversees the management of risks associated with our overall compliance and corporate governance practices and the independence and composition of our Board. Our research and development committee oversees the management of risks associated with our research and development programs, processes and strategies. Each of our Board’s committees provides regular reports, on at least a quarterly basis, to the full Board. Our Board may also create additional committees in the future to assist in risk oversight.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at investor.fiveprime.com/governance.cfm.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, any provision of our code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website at the Internet address set forth above. We did not amend or grant any waivers of a provision of our code of business conduct and ethics during 2017.

Hedging and Pledging Policies

Our trading compliance policy expressly prohibits each of our directors, officers and employees from engaging in any speculative transaction designed to decrease the risks associated with holding our securities, including hedging or similar transactions. We also prohibit any pledging of our securities as collateral for loans and the holding of our securities in margin accounts. An exception from such policies must be approved by our Chief Strategy Officer and Secretary, who serves as our compliance officer, in consultation with our Board or an independent committee of our Board.

Stockholder Communications with Our Board of Directors

Stockholders wishing to communicate directly with our Board may send correspondence to our Secretary, c/o Five Prime Therapeutics, Inc., 111 Oyster Point Boulevard, South San Francisco, California 94080. All comments will be forwarded directly to our Board.

Proposal 2

Advisory Vote on Executive Compensation

General

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking stockholders to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

While this vote is advisory and not binding on the company, it will provide information to our Board and our compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices. Our Board and our compensation committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

In considering their vote, stockholders should review with care the information on our compensation policies and decisions regarding our named executive officers contained in the “Compensation Discussion and Analysis” section of this proxy statement. As discussed there, our Board believes that our long-term success depends in large measure on the talent of our employees. Our compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce. Our Board believes that its current compensation program achieves the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

Accordingly, our Board is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative discussion, is hereby APPROVED.”

This vote is not intended to address any specific component of compensation, but rather the overall compensation of our named executive officers and our philosophy, policies and practices with respect to executive compensation described in this proxy statement.

Vote Required

The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of the majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Our Recommendation

Our Board unanimously recommends that you vote “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF the compensation of our named executive officers.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

Our audit committee has appointed Ernst & Young LLP to act as our independent registered public accounting firm and to audit our financial statements for the fiscal year ending December 31, 2018. Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, our audit committee is presenting this proposal to the stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by our stockholders, our audit committee will consider that fact when it selects our independent auditors for the following fiscal year.

We expect that representatives of Ernst & Young LLP will attend the Annual Meeting. We will provide these representatives an opportunity to make a statement at the Annual Meeting if they desire to do so and they will be available to respond to appropriate questions from stockholders.

Vote Required

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018 requires the affirmative vote of the majority of the votes cast at the Annual Meeting by the holders of the shares represented in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will have no effect on the vote.

Our Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Pre-Approval Policies and Procedures

Our audit committee pre-approves the fees and other compensation we pay to Ernst & Young LLP for audit services and non-audit services, which may include audit-related services, tax services and other services.

Our audit committee may delegate to one or more designated members of our audit committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated to pre-approve services of Ernst & Young LLP must be presented to our full audit committee at its next scheduled meeting. All fees and other compensation for services provided to us by Ernst & Young LLP in the fiscal years ended December 31, 2017 and December 31, 2016 were pre-approved by our audit committee in accordance with the pre-approval policies and procedures described above.

Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2017 and 2016, we retained Ernst & Young LLP to provide audit and other services. The following table represents aggregate fees billed or to be billed to us by Ernst & Young LLP for services performed for the fiscal years ended December 31, 2017 and 2016.

Fees	2017	2016
Audit Fees(1)	$1,188,400	$1,241,637
Audit-Related Fees	—	—
Tax Fees(2)	—	$46,932
All Other Fees(3)	$1,980	—
Total	$1,190,380	$1,288,569

(1)

This category consisted of fees for professional services rendered for the audit of our annual financial statements, audit of the effectiveness of our internal control over financial reporting, review of interim financial statements, assistance with registration statements filed with the SEC and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	This category consisted of fees for the preparation and filing our tax returns and related general tax advice.
(3)	This category consisted of fees related to accessing Ernst & Young LLP’s online research database.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation philosophy, the material elements and objectives of our compensation programs for our named executive officers and directors and the factors, rationale and processes used to determine compensation for our named executive officers and directors in 2017.

Our named executive officers for the year ended December 31, 2017 are as follows:

•	Lewis T. Williams, M.D., Ph.D., President, Chief Executive Officer and Chairman of the Board (transitioned to Executive Chairman of the Board effective January 1, 2018);
•	Marc L. Belsky, Senior Vice President and Chief Financial Officer (resigned from this position, effective April 6, 2018);
•	Aron M. Knickerbocker, Chief Operating Officer (transitioned to President and Chief Executive Officer effective January 1, 2018);
•	Francis W. Sarena, Chief Strategy Officer and Secretary; and
•	Helen Collins, M.D., Senior Vice President and Chief Medical Officer.

Executive Compensation Philosophy

We have a pay-for-performance focused executive compensation philosophy and believe that compensation should be designed to drive company performance to increase stockholder value. We seek to achieve this by using different elements of compensation and a market-based approach to attract, retain and motivate a high-performing team of executive officers and by aligning most of each of our executives’ compensation with the company’s short- and long-term performance, as well as each such executive’s individual contributions. We generally target each element of our executive compensation at the 50th percentile of our executive compensation peer group, though we may target certain elements of compensation higher than the 50th percentile for certain of our executive officers in order to align the compensation of those executive officers with other executive officers of the company. In January 2016, in response to an increase in demand during 2014 and 2015 for highly qualified clinical, scientific, technical and management personnel, in particular those with immuno-oncology experience and those located in the San Francisco Bay Area, our compensation committee believed it was appropriate to begin to target our long-term incentive compensation to deliver value at the 75th percentile of our peer group. In January 2018, however, our compensation committee re-evaluated our executive compensation program and determined that, although the demand for highly qualified clinical, scientific, technical and management personnel remained high, it was prudent and appropriate to adjust our target long-term incentive compensation back to the 50th percentile of our peer group. Our compensation committee believes this change will still allow us to continue to attract and retain key talent and execute our strategic objectives while allowing us to sustain our long-term growth. Our compensation committee believes that our executive compensation program is consistent with the goals of our philosophy.

In 2017, we held a stockholder advisory vote on executive compensation, commonly referred to as a “say-on-pay vote,” which resulted in approval of such executive compensation by over 90% of our stockholders voting on the advisory proposal. We take the views of our stockholders seriously and view this vote result as an indication that the principles guiding our executive compensation program are supported by our stockholders. As such, we have continued to maintain these principles in determining executive compensation. In addition, in 2017, our stockholders indicated their strong preference that we solicit a say-on-pay vote on an annual basis. Our Board has adopted a policy that is consistent with that preference and, accordingly, we are holding a say-on-pay vote at this Annual Meeting.

Our compensation committee regularly reviews the executive compensation programs and practices of the company and other companies in our industry and our executive compensation peer group as well as evolving trends in executive compensation to ensure that our programs and practices continue to reflect our philosophy and remain competitive to encourage high performance, the execution of our strategy and the advancement of our discovery, research, preclinical and clinical programs.

We believe that it is important that performance- and equity-based compensation comprise a substantial portion of each of our executives’ total compensation in order to align our executives’ interests with those of our stockholders. The charts below illustrate the extent to which we weight compensation towards performance- and equity-based compensation.

Listed below are some of the compensation practices we employ in our executive compensation programs that reinforce or are reflective of our philosophy.

What we do:

✓

Performance metrics tied to company performance. The performance metrics for our annual incentive plan are tied to company performance, aligning the interests of our executives with those of our stockholders.

✓	Multi-year vesting requirements. The equity awards we grant to our executive officers generally vest over multi-year periods, consistent with current market practice and our retention objectives.
✓	Double-trigger termination rights. Our executive severance agreements require both a change-in-control and a termination of employment for full severance benefits to be triggered.
✓

Stock ownership guidelines. Our stock ownership guidelines require our executive officers to maintain ownership of a minimum number of shares of our common stock, representing a meaningful equity interest in the company, in order to align our executive officers’ interests with our stockholders’ interests.

✓	Independent compensation committee. Our compensation committee is comprised solely of independent members of our Board.
✓	Independent compensation consultant. Our compensation committee uses an independent compensation consultant that provides no other material services to the company.

What we do not do:

✘	No tax gross-ups. None of our executive severance benefits agreements or other employment-related agreements provide for excise tax “gross-ups.”
✘

No special perquisites. We do not provide our executives with perquisites or other personal benefits that differ materially from those available to employees generally. We have in the past provided certain executive officers with relocation and mortgage assistance benefits that we negotiated as part of these executives’ new hire offer packages.

✘

No retirement plans other than 401(k). We do not provide any pension or other retirement benefits to our executive officers, except that we offer all employees the right to participate in a company-sponsored 401(k) plan under which we match 50% of employee contributions up to $6,000 per year.

✘

No special health or welfare benefits. We do not provide our executives with any special health or welfare benefits; our executive officers participate in the same broad-based company-sponsored health and welfare benefits programs offered to our other full-time, salaried employees.

✘	Hedging and pledging prohibited. Our trading compliance policy prohibits our executive officers and directors from hedging or pledging our securities.

Executive Summary

We are a clinical-stage biotechnology company focused on discovering and developing innovative protein therapeutics to improve the lives of patients with serious diseases. Each of our product candidates has an innovative mechanism of action and addresses patient populations for which better therapies are needed. We have an emphasis in immuno-oncology, an area in which we have clinical, preclinical, research and discovery programs and product and discovery collaborations. In addition, we plan to use companion diagnostics where appropriate to allow us to select patients most likely to benefit from treatment with our product candidates.

2017 Business Highlights

We made significant progress in 2017 as we continued to advance our immuno-oncology discovery and research efforts and our therapeutic programs within and towards the clinic. We also continued to build out our clinical development capabilities and operations and overall organization to meet the needs of our growing and advancing pipeline of therapeutic candidates. We believe our achievements in 2017 position us to continue to perform to achieve our strategic objectives. The following is a summary of some of our significant achievements and developments in 2017.

•

Cabiralizumab (FPA008) in Immuno-oncology. We completed enrollment in our ongoing Phase 1a/1b clinical trial testing cabiralizumab in combination with Opdivo® (nivolumab) as a potential treatment for various cancers. The preliminary clinical efficacy data of the combination therapy in the cohort of patients with advanced pancreatic cancer suggest that the combination of cabiralizumab and Opdivo may benefit patients with pancreatic cancer. Based on the clinical data, we enrolled 35 additional patients with second- or later-line pancreatic cancer in the expansion of the Phase 1a portion of our Phase 1a/1b clinical trial to further evaluate the combination of cabiralizumab and Opdivo in this patient population. Also based on the clinical data, Bristol-Myers Squibb Company, or BMS, opened and is currently enrolling patients in a randomized Phase 2 clinical trial to determine the efficacy of cabiralizumab in combination with Opdivo, with and without chemotherapy, as a treatment for patients with second-line pancreatic cancer. We earned a $25 million milestone payment from BMS in January 2018 upon the first dosing of the first patient in this trial.

•

Cabiralizumab in PVNS. We completed enrollment in the initially-planned 30-patient Phase 2 cohort of our Phase 1/2 clinical trial testing cabiralizumab monotherapy in tenosynovial giant cell tumor, also known as diffuse pigmented villonodular synovitis, or PVNS. Based on the clinical data, we decided to enroll up to 30 additional patients with PVNS in the Phase 2 portion of the trial to refine the dosing schedule and optimize the therapeutic index of cabiralizumab in PVNS. We plan to decide in the second half of 2018 whether to advance cabiralizumab to a pivotal trial in PVNS patients.

•

Bemarituzumab (FPA144) in Gastric Cancer. Based on preliminary safety and efficacy data, we closed enrollment in the expansion portion of our Phase 1 clinical trial evaluating bemarituzumab monotherapy in patients with metastatic gastric (stomach) and gastroesophageal junction, or GEJ, cancer in order to focus our efforts on our global Phase 1/3 registrational trial evaluating bemarituzumab in combination with 5-fluorouracil (5-FU), leucovorin, and oxaliplatin, a regimen known as mFOLFOX6, as front-line treatment for patients with gastric or GEJ cancer whose tumors overexpress FGFR2b or amplify the FGFR2 gene, or the FIGHT trial. We initiated dosing in the Phase 1 safety lead-in portion of the FIGHT trial in December 2017 and expect to initiate the global, randomized, controlled Phase 3 portion of the trial in mid-2018. In addition, we initiated dosing in a Phase 1 clinical trial in Japan evaluating bemarituzumab monotherapy in patients with gastric or GEJ cancer. This trial is intended to enable the inclusion of Japanese patients in our FIGHT trial. We expect to complete this trial in 2018.

•

Bemarituzumab Collaboration with Zai Lab. In light of the rapidly evolving government policies, laws and regulations in China, including significant changes that occurred in 2017, and the resulting increase in opportunity in China to expand development of bemarituzumab, we entered into a strategic license and collaboration agreement, or the China collaboration agreement, with Zai Lab (Shanghai) Co., Ltd., or Zai Lab, pursuant to which we granted Zai Lab an exclusive license to develop and commercialize bemarituzumab in China, Hong Kong, Macau and Taiwan, and pursuant to which Zai Lab will conduct the Phase 3 portion of the FIGHT trial in China. We believe that our collaboration with Zai Lab will allow us to expedite the initiation of, and will enhance our ability to enroll patients in, the Phase 3 portion of the FIGHT trial at clinical sites in China, which we believe will reduce our overall time to fully enroll the Phase 3 portion of the trial and otherwise allow us to accelerate our timelines for the trial.

•

FPA150 (B7-H4) in Immuno-oncology. In December 2017, we filed an IND to initiate a Phase 1a/1b clinical trial to evaluate the safety, tolerability and preliminary efficacy of FPA150 monotherapy in patients with various cancers. In January 2018, we received clearance from the FDA to proceed with the clinical development of FPA150. We plan to evaluate FPA150 in escalating doses in advanced solid tumors in the Phase 1a portion of our Phase 1a/1b clinical trial, which we expect to initiate in the first half of 2018.

•

Preclinical Pipeline. We advanced our FPT155 (CD80 fusion protein) preclinical program into IND-enabling studies. We expect to file an IND application for our FPT155 program in the second half of 2018.

•

Discovery Collaborations. We continued to make progress in our immuno-oncology discovery collaboration with BMS. We earned a $5 million milestone payment in connection with BMS’s filing of an IND for its fully-human monoclonal antibody targeting T-cell immunoglobulin and mucin domain-3, or TIM-3, an immune checkpoint receptor that is known to limit the duration and magnitude of T-cell responses. This was the first IND filed based on the results of this discovery collaboration. In addition, BMS elected to extend the research term of the discovery collaboration a second time for an additional year from March 2018 to March 2019 to continue work to advance antibody drug candidates targeting two additional immuno-oncology related pathways.

•	Corporate Headquarters. We successfully relocated our corporate headquarters to accommodate our recent and anticipated growth.

Governance of Executive Compensation Program

Role of Compensation Committee

Our compensation committee is responsible for fulfilling our Board’s responsibility to oversee the compensation of our executive officers, including our Chief Executive Officer, and directors. This responsibility includes oversight of the plans, policies and programs that apply to evaluating the performance and development of and compensating our executive officers and the processes for consideration and determination of executive and director compensation. Our compensation committee also oversees the preparation of the Compensation Discussion and Analysis that we include in our proxy statement and reviews and assesses the results of our stockholder advisory say-on-pay votes and our stockholder advisory vote to determine the frequency with which we hold say-on-pay votes in order to recommend appropriate actions to the Board. Our Board has ultimate oversight responsibility over executive officer compensation matters and may exercise final approval of any executive officer compensation decision, except as may be otherwise required under applicable law. However, our compensation committee may recommend compensation for our executive officers, and our Board delegated all decision-making responsibility to our compensation committee for 2017 executive compensation-related matters, including with respect to the evaluation of the company’s performance against our 2017 corporate goals and the performance of our executive officers. Our compensation committee’s charter is available in the “Corporate Governance” section of our investor relations website at investor.fiveprime.com/governance.cfm.

Our compensation committee periodically reviews and evaluates the components and effectiveness of our executive compensation program to ensure that our executive compensation program is consistent with our goals and aligned with our executive compensation peer group and the marketplace in which we compete for executive talent. In conducting these reviews and evaluations, our compensation committee utilizes the services of an independent compensation consultant to provide advice regarding executive compensation, including with respect to the composition of our peer group, gather peer group and other relevant executive compensation information and trends, and analyze this information.

Our compensation committee generally reviews and approves the base salary and annual cash bonus for our executive officers at the beginning of each calendar year. From time to time, our compensation committee may review and make changes to annual base salary or target bonus rates at other times during the year as needed (for example, in connection with a mid-year promotion). Our compensation committee also reviews and approves annual long-term equity incentive awards on an annual basis, which prior to 2017 generally occurred in July or August of each year. In 2017, we revised the timing of our annual long-term incentive equity award program to occur in connection with our annual review process, which generally concludes in the February or March timeframe each year.

Role of Management

Our compensation committee works with and receives information and analyses from the company’s management, including within our Human Resources, Finance and Legal departments, and our Chief Executive Officer, and considers such information and analyses in determining the structure and amount of compensation to be paid to our executive officers. Our management team provides information to our compensation committee regarding executive officer performance, market and peer group data and information, and management’s recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, cash bonuses, long-term equity incentive compensation and other compensation-related matters. From time to time, our compensation committee also solicits input from independent members of our Board, in particular in evaluating the performance of our Chief Executive Officer. Members of management, including our Chief Executive Officer, attend portions of our compensation committee’s meetings; however, our Chief Executive Officer is not present during decisions regarding his compensation.

Our Human Resources group periodically purchases third-party compensation benchmark surveys and prepares and provides analyses to assist our compensation committee’s evaluation and comparison of each element of executive compensation.

Role of Compensation Consultant

Our compensation committee has the sole authority and right, at our expense, to engage independent external compensation and other consultants and advisors to assist the committee in performing its responsibilities, including to obtain information, analysis and advice regarding our executive compensation program and decision-making. Our compensation committee has engaged Radford to assist it in this regard and sets the compensation of and oversees the work of Radford.

During 2017, Radford attended meetings of and provided the following services to our compensation committee, including with respect to evaluations and decisions regarding 2017 and 2018 executive officer and director compensation:

•	reviewing and recommending revisions to the executive compensation peer group we used in 2017 and that we are using in 2018;
•	providing compensation information for our peer group companies and competitive data for our executive officers and members of our Board;
•	providing competitive market data based on the compensation peer group for the non-employee members of our Board and evaluating the compensation we pay our non-employee directors;
•	reviewing the base salaries, annual cash incentive award opportunities and long-term incentive compensation opportunities of our executive officers;
•	evaluating how our executive compensation compares to our performance and to our peer group’s executive compensation;
•	providing guidance on trends in executive officer and director compensation, corporate governance and regulatory issues and developments;
•	reviewing our peer group and market equity compensation practices, including burn rate and overhang;
•	reviewing equity ownership guidelines and best practices;
•	consulting with our compensation committee chairman periodically between compensation committee meetings; and
•	reviewing the “Compensation Discussion and Analysis” section of our proxy statement.

Our compensation committee has reviewed the independence of Radford, including the six independence factors adopted by the SEC and The Nasdaq Stock Market, and determined that Radford is independent and that its work for our compensation committee did not raise any conflicts of interest.

At the request of our management, we also engaged Radford during 2017 to assist with compensation and other matters related to non-executive officer employees of the company. For purposes of minimizing any potential conflicts of interest, our compensation committee generally requires that any matters regarding which Radford works with management must be disclosed to our compensation committee prior to the commencement of such services. Although management notified our compensation committee of these additional services, our compensation committee did not review and approve such services as these services were reviewed and approved by management in the ordinary course of business, and our compensation committee did not believe that there was any potential conflict of interest raised by such services.

Peer Group Selection and Benchmarking

To inform executive compensation decisions and ensure the competitiveness of our executive compensation programs and decisions, our compensation committee benchmarks our executive compensation against the executive compensation of a peer group of companies. Our compensation committee selects companies to include in our executive compensation peer group that on balance meet the following criteria at the time of selection:

•	companies whose stage of product development, therapeutic focus, market capitalization and number of employees are similar to ours; and
•	companies that are headquartered in the San Francisco Bay Area or another significant biotech market (e.g., Boston, San Diego, Tri-State, etc.).

Because our stage of development, market capitalization and number of employees may change year over year, and the companies within our peer group undergo similar changes and, in some instances, changes in therapeutic focus, our compensation committee annually reviews and, as appropriate, revises our peer group composition to ensure it continues to represent companies that meet our criteria. Our compensation committee receives input in this review process from Radford as well as our management.

Working with Radford, in November 2016, our compensation committee evaluated our peer group, and considered in their review that since they had last evaluated the company’s peer group in November 2015, our market capitalization had more than doubled while many members of our peer group at the time had experienced declines in their market capitalization. As a result, as of November 2016, a majority of the companies that had comprised our peer group no longer met our market capitalization criteria. Based on the factors listed above and in consultation with Radford and the company’s management, in November 2016, our compensation committee modified our peer group to include companies with a market capitalization more similar to ours and selected the companies listed below as our executive compensation peers. Our compensation committee used this peer group to make executive compensation decisions in 2017.

Acceleron Pharma Inc.	Cempra, Inc.	Merrimack Pharmaceuticals, Inc.
Achillion Pharmaceuticals, Inc.*	Dermira, Inc.*	Ophthotech Corporation*
Aduro Biotech, Inc.*	Dynavax Technologies Corporation	Portola Pharmaceuticals, Inc.*
Agenus Inc.	Epizyme, Inc.	Prothena Corporation plc*
Agios Pharmaceuticals, Inc.*	FibroGen, Inc.	Radius Health, Inc.*
Alder BioPharmaceuticals, Inc.*	Juno Therapeutics, Inc.*	Spark Therapeutics, Inc.*
Array BioPharma Inc.	Kite Pharma, Inc.	Ultragenyx Pharmaceutical Inc.*
bluebird bio, Inc.*	MacroGenics, Inc.	Xencor, Inc.*

*

The companies marked with an asterisk were added to our peer group for 2017. The following companies were removed from our peer group for 2017 because they did not meet the market capitalization criteria for our revised peer group: Celldex Therapeutics, Inc.; ChemoCentrx Inc.; Chimerix Inc.; Cytokinetics Inc.; Enanta Pharmaceuticals Inc.; Endocyte, Inc.; Geron Corporation; ImmunoGen, Inc.; Mirati Therapeutics, Inc.; NewLink Genetics Corporation; OncoMed Pharmaceuticals, Inc.; Regulus Therapeutics Inc.; Rigel Pharmaceuticals, Inc.; Sangamo BioSciences, Inc.; and Stemline Therapeutics, Inc. In addition, Sucampo Pharmaceuticals, Inc., which was acquired by Mallinckrodt PLC in 2018, and TESARO Inc. were removed from our peer group in 2017 because they had advanced products to the market and were no longer in similar stages of development to us, and, additionally, TESARO Inc.’s market capitalization had increased to an amount higher than the top end of the range for our revised peer group.

In August 2017, our compensation committee worked with Radford to re-evaluate our peer group. During their review, our compensation committee and Radford considered that, since they had evaluated the company’s peer group in November 2016, our market capitalization meaningfully declined and we experienced an increase in our headcount from approximately 150 employees to over 200 employees. In addition, given that we continued to advance our product candidates through clinical trials in 2017 and filed an IND for FPA150, our compensation committee and Radford determined that we should revise our peer group and consider pre-commercial organizations as well as early- and late-stage companies, while continuing to emphasize companies engaged in developing oncology therapeutics. As a result, as of August 2017, a number of companies that had comprised our peer group no longer met our market capitalization or headcount criteria. Radford noted that due to the generally greater volatility in the market capitalization of biotechnology companies of our size, turnover in our peer group year-over-year is not unexpected and that revising our peer group in response to these changes would better ensure the continued competitive positioning of our compensation programs. Based on the factors listed above and in consultation with Radford and the company’s management, in August 2017, our compensation committee modified our peer group to include companies with a market capitalization and headcount more similar to ours and selected the companies listed below as our executive compensation peers. Our compensation committee is using this peer group to make executive compensation decisions in 2018.

Acceleron Pharma Inc.	Array BioPharma Inc.	Juno Therapeutics, Inc.
Achaogen, Inc.*	CytomX Therapeutics, Inc.*	MacroGenics, Inc.
Achillion Pharmaceuticals, Inc.	Dermira, Inc.	Prothena Corporation plc
Aduro Biotech, Inc.	Dynavax Technologies Corporation	Radius Health, Inc.
Agenus Inc.	Epizyme, Inc.	Spark Therapeutics, Inc.
Agios Pharmaceuticals, Inc.	FibroGen, Inc.	Ultragenyx Pharmaceutical Inc.
Alder BioPharmaceuticals, Inc.	Jounce Therapeutics, Inc.*	Xencor, Inc.

*

The companies marked with an asterisk were added to our peer group for 2018. The following companies were removed from our peer group for 2018 for the reasons described above: bluebird bio, Inc., Cempra, Inc.; Kite Pharma, Inc.; Merrimack Pharmaceuticals, Inc.; Ophthotech Corporation; and Portola Pharmaceuticals, Inc.

In addition to reviewing the executive compensation programs and practices of our peer group, because we compete for executive talent with many companies throughout the biopharmaceutical and biotechnology industries, our compensation committee also reviews and considers the executive compensation practices of companies in the biopharmaceutical and biotechnology sector as reported by Radford through industry surveys and proxy analyses.

Executive Compensation Elements

The primary elements of our executive compensation program for 2017 are:

•	base salary;
•	annual performance-based cash incentives;
•	retention cash awards;
•	long-term equity incentive awards;
•	retention equity incentive awards; and
•	severance and change in control benefits.

In addition to these primary elements of executive compensation, we also offer our executive officers broad-based health and welfare benefits and 401(k) plan benefits consistent with the benefits we provide to our other employees.

Base Salary

The purpose of base salary compensation is to provide to each executive a competitive level of fixed cash compensation that is paid regularly throughout the year. The amount of base salary we pay each executive is determined by our compensation committee primarily based upon the range of salaries for similar positions at peer companies and takes into consideration the executive officer’s experience, knowledge, skills, education, performance and contributions to the company. Base salary is the only element of compensation that is fixed; the remainder and majority of each executive officer’s potential compensation is composed of variable compensation that is designed to incentivize shorter-term (annual) or longer-term performance of the company.

In assessing what the market would pay as base salary for a given executive officer position, our compensation committee relies on compensation information from our executive compensation peer group as well as compensation benchmark surveys we purchase (see “Peer Group Selection and Benchmarking” above). Our compensation committee currently targets the 50th percentile of market for executive officer base salary compensation. An individual executive officer’s base salary, however, may vary from the 50th percentile peer group-level of the officer’s position based on the officer’s experience, knowledge, skills, education, performance and contributions to the company. For example, an executive officer that has extensive experience and greater knowledge and skills for the relevant position or has significantly contributed to our performance may have a base salary that is significantly greater than the 50th percentile level of our executive compensation peer group for a comparable position. Alternatively, an executive officer that is new to his or her role and is developing experience, knowledge and skills for the position may have a base salary that is at or closer to the 25th percentile level of our executive compensation peer group for a comparable position. We do not provide for any automatic base salary increases.

Our compensation committee, with input from our Chief Executive Officer, reviews and evaluates each executive officer’s base salary during the first quarter of each year. In connection with this review and evaluation, our compensation committee will adjust an executive officer’s base salary, if appropriate, based on the officer’s individual performance and contributions during the preceding year, changes or expected changes in the scope of the officer’s responsibilities, including as a result of a promotion, changes in the base salary range of compensation at our peer group companies, the growth of or changes in our operations and the expected ease or difficulty of replacing the executive with a well-qualified replacement. Our compensation committee also takes into consideration general compensation trends within the biotechnology and biopharmaceutical industries.

2017 Annual Base Salaries

In January 2017, our compensation committee reviewed and evaluated the base salaries of our executive officers and approved the annual base salary for the named executive officers shown in the table below. Dr. Collins, who is one of our named executive officers, was our Vice President, Clinical Development, in January 2017 and not an executive officer at that time. As a result, the compensation committee did not review and evaluate her base salary in January 2017.

Executive Officer	2016 Annual Base Salary	2017 Annual Base Salary	% Increase
Lewis T. Williams, M.D., Ph.D.	$575,000	$600,000	4.3%
Marc L. Belsky	$365,000	$381,500	4.5%
Aron M. Knickerbocker	$420,000	$435,000	3.6%
Francis W. Sarena	$393,750	$408,750	3.8%

In February 2017, Dr. Collins’ base salary was increased from $340,000 to $380,000, an 11.8% increase, based on her 2016 performance in her position of Vice President, Clinical Development. In March 2017, we promoted Dr. Collins from the position of Vice President, Clinical Development, to Senior Vice President and Chief Medical Officer. In connection with her promotion, our compensation committee evaluated Dr. Collins’s annual base salary in comparison to peer data for the chief medical officer position as well as in comparison to other executive officers of the company, taking into consideration Dr. Collins’s experience, knowledge, skills, education, performance and contributions to the company, and approved an increase in her annual base salary from $380,000 to $410,000, a 7.9% increase, which was between the 25th and 50th percentile for the chief medical officer position of our peers, and an increase in her annual target bonus from 35% to 40% of her annual base salary, which was at the 75th percentile for the chief medical officers of our peers.

In March 2017, to better align his base salary with the salaries of other executive officers of the company, the compensation committee approved an increase in Mr. Sarena’s annual base salary from $408,750 to $435,000, a 6.4% increase.

2018 Annual Base Salary Review

In June 2017, Dr. Williams notified the Board that he planned to transition in 2018 from his position as our President, Chief Executive Officer and Chairman of the Board to Executive Chairman of the Board. Following Dr. Williams’ notice of his planned transition, the Board formed a CEO search committee to commence a comprehensive search for a candidate to replace Dr. Williams as our President and Chief Executive Officer and appointed Drs. Berger, Gujrathi and Jensen and Mr. McDade as its members. The CEO search committee engaged a third-party executive search firm to assist it in identifying and evaluating potential external candidates and also evaluated potential internal candidates. Following extensive evaluations of a number of highly-qualified candidates, on October 20, 2017, the Board appointed Aron M. Knickerbocker to the position of President and Chief Executive Officer, effective January 1, 2018.

In connection with his appointment, our compensation committee evaluated Mr. Knickerbocker’s annual base salary in comparison to peer data for the chief executive officer position as well as in comparison to other executive officers of the company, taking into consideration Mr. Knickerbocker’s experience, knowledge, skills, education, performance and contributions to the company, and approved, effective January 1, 2018, an increase in his annual base salary from $435,000 to $500,000, a 14.9% increase, which was at the 25th percentile for the chief executive officer position, and an increase in his annual target bonus from 45% to 50% of his annual base salary, which was at the 25th percentile for the chief executive officers of our peers.

Effective January 1, 2018, Dr. Williams transitioned from his position as our President, Chief Executive Officer and Chairman of the Board to Executive Chairman of the Board. As Executive Chairman of the Board, in addition to his duties as chairman of our Board, Dr. Williams will also serve as chairman of our scientific advisory board and will lead a team of scientists to focus on using our proprietary discovery platform to generate potential novel therapeutic approaches. Pursuant to his Offer Letter, Dr. Williams will generally work an 80% schedule of four days per workweek. In connection with Dr. William’s transition, our compensation committee evaluated Dr. Williams’ annual base salary in comparison to peer data for the position of chief scientific officer, which we determined was a comparable peer position, as well as in comparison to other executive officers of the company, taking into consideration Dr. Williams’ experience, knowledge, skills, education, performance and contributions to the company, and approved an annual base salary of $300,000, which was at the 75th percentile for the position of chief scientific officer of our peers, prorated for Dr. Williams’ 80% schedule, and an annual target bonus of 40% of his annual base salary, which aligned with the annual target bonus for our comparable executive officer positions.

In February 2018, our compensation committee reviewed and evaluated the base salaries of our other executive officers and approved the annual base salary for each of our named executive officers shown in the below table.

Executive Officer	2017 Annual Base Salary	2018 Annual Base Salary	% Increase
Marc L. Belsky	$381,500	$389,776	2.2%
Francis W. Sarena	$435,000	$451,494	3.8%
Helen Collins, M.D.	$410,000	$440,000	7.3%

The compensation committee reviewed the base salaries that it had previously approved for Dr. Williams and Mr. Knickerbocker in connection with Dr. Williams’ transition to Executive Chairman and Mr. Knickerbocker’s appointment to the position of President and Chief Executive Officer, as described above, and determined that such amounts were appropriate for Dr. Williams’ and Mr. Knickerbocker’s 2018 base salaries.

Annual Performance-Based Cash Compensation

The purpose of our annual cash incentive program is to provide short-term variable cash compensation to incentivize and reward our executive officers to achieve or exceed our annual corporate goals as well as each officer’s annual personal goals. This element of compensation reinforces our pay-for-performance philosophy and incentivizes shorter-term (annual) performance. Each executive officer is eligible for a target bonus determined as a percentage of his or her annual base salary. Our compensation committee determines these target bonus percentages for each executive officer position primarily based on the range of target bonus percentages for similar positions at peer companies. Our compensation committee periodically reviews and evaluates each executive officer’s target bonus percentage. Because target bonus percentages by position tend not to be as dynamic as base salary compensation, changes to an executive officer’s target bonus percentage tend to occur less frequently than changes in base salary, and changes that are made to an officer’s target bonus percentage are often a result of changes to the executive officer’s position, including as a result of a promotion.

In August 2017, our Board adopted an Annual Bonus Plan, or the Bonus Plan, which the Board subsequently amended effective January 1, 2018. The purpose of the Bonus Plan is to govern the determination and payment of annual bonus amounts to certain of the company’s employees, including our executive officers. Under the Bonus Plan, if the company achieves at least 50% of its target for corporate goals for a plan year, each eligible employee is eligible to receive an annual bonus based on a bonus target established by the company for such employee, with the bonus target for each executive officer established by the compensation committee.

In accordance with the Bonus Plan, for annual incentive bonus determinations, we vary the weighting of personal and corporate goal performance by level within the company, with greater emphasis placed on corporate performance for executive officers and a greater emphasis on personal performance for non-executive officer employees of the company. The weighting varies even among our executive officers, with greater weight attributed to corporate goal performance for more senior executive officers. We believe this better aligns our executive officers’ performance with the company as a whole while still incentivizing personal performance, which is generally more aligned with the performance of the functional areas each executive officer leads. In addition, our executives have a greater opportunity to significantly impact our corporate goal performance given their positions and responsibilities. The target bonus percent and weighting for each of our named executive officers for 2017 is shown in the table below.

Executive Officer	Total Target Bonus (%)		Corporate Goal Weighting		Personal Goal Weighting
Lewis T. Williams, M.D., Ph.D.	60	%(1)	100%		—
Marc L. Belsky	40%		60%		40%
Aron M. Knickerbocker	45	%(1)	75	%(1)	25	%(1)
Francis W. Sarena	45%		75%		25%
Helen Collins, M.D.	38.9	%(2)	60%		40%

(1)

In connection with Dr. Williams’ transition to Executive Chairman and Mr. Knickerbocker’s transition to President and Chief Executive Officer, each of which became effective January 1, 2018, Dr. Williams’ target bonus was reduced to 40% and Mr. Knickerbocker’s target bonus was increased to 50%. In addition, beginning in 2018, Mr. Knickerbocker’s annual bonus will be weighted 100% to corporate goal performance. Dr. Williams’ annual bonus will continue to be weighted 100% to corporate goal performance.

(2)

Dr. Collins’ target bonus was prorated based on an increase in her annual base salary from $380,000 to $410,000 and an increase in her annual target bonus from 35% to 40%, both of which became effective March 20, 2017.

Each component of an employee’s bonus target will be subject to a multiplier for each plan year. The multiplier for corporate goal achievement is based on the company’s overall achievement of its corporate goals, among other considerations deemed relevant by the compensation committee, and may be up to a maximum of 175% of each employee’s bonus target with respect to corporate goals. The multiplier for personal goal achievement is based on each employee’s achievement of his or her personal goals, among other considerations deemed relevant by management, or with respect to the executive officers, by the compensation committee, and may be up to a maximum of 175% of the respective employee’s bonus target with respect to personal goals.

A description of our 2017 corporate goals is as follows:

•	advance the clinical development of cabiralizumab in PVNS towards a pivotal trial;
•	complete a certain portion of the enrollment in the Phase 1b portion of our Phase 1a/1b clinical trial evaluating the combination of cabiralizumab and Opdivo for the treatment of cancer;
•

enroll a certain number of patients in the dose expansion portion of our Phase 1 clinical trial evaluating bemarituzumab monotherapy as a potential treatment for FGFR2b-overexpressing or FGFR2 gene-amplified gastric and GEJ cancer;

•

enroll the first patient in a Phase 1b clinical trial evaluating bemarituzumab in combination with chemotherapy as a potential treatment for FGFR2b-overexpressing or FGFR2 gene-amplified gastric and GEJ cancer;

•

advance our clinical development of bemarituzumab to be on track to initiate a randomized trial of bemarituzumab as a potential treatment for first-line FGFR2b-overexpressing or FGFR2 gene amplified gastric and GEJ cancer in 2018;

•	enroll the first patient in a Phase 1 clinical trial of bemarituzumab monotherapy in Japan in unselected patients with gastric or GEJ cancer;
•	decide whether to advance the clinical development of bemarituzumab in bladder cancer;
•	advance our preclinical pipeline to have a certain number of programs on track for IND filings;
•	be on track to advance a certain number of therapeutic candidates from our research program into our preclinical pipeline by early 2018;
•	advance our research program to initiate a certain number of therapeutic antibody campaigns (or fusion protein equivalents) in 2017;
•	implement new discovery screens in immuno-oncology;
•	decide how to proceed with the future development of FP-1039 following the return of rights from GSK;
•	develop a manufacturing plan to support our development needs;
•	identify process improvements to reduce timelines in our research and development processes;
•	develop a strategy to maximize the value of our discovery platform;
•	end 2017 with a certain level of cash;
•	relocate our corporate headquarters without adversely impacting our 2017 corporate goal achievement; and
•	preserve and enhance our company culture as we relocate and grow.

These goals were intended to be challenging and rigorous. In January 2018, our compensation committee reviewed and evaluated our performance against our 2017 corporate goals and the performance of each executive officer’s 2017 personal goals. Our compensation committee determined that we had largely achieved each of our corporate goals in 2017, except in certain instances in which we did not meet our goals as originally anticipated or surpassed our goals, including as described below.

•

We advanced our ongoing Phase 1/2 clinical trial of cabiralizumab in PVNS and decided to add a cohort of up to 30 patients to the Phase 2 portion to refine the dosing schedule and optimize the therapeutic index of cabiralizumab in PVNS. Data from these additional patients should inform whether we advance the development of cabiralizumab in PVNS to a pivotal trial.

•

We completed enrollment in all expansion cohorts of the Phase 1b portion of our Phase 1a/1b clinical trial evaluating the combination of cabiralizumab and Opdivo as a potential treatment for various cancers in November 2017.

•	We started our Phase 1 clinical trial of bemarituzumab monotherapy in Japan in unselected patients with gastric or GEJ cancer ahead of schedule.

•	We completed a company-wide employee engagement survey. Based on the results, we implemented a number of initiatives to improve employee engagement.

Our compensation committee also evaluated other achievements of the company and our executive officers during 2017 that were not included in our stated goals or objectives for 2017 in addition to any setbacks we experienced. Our compensation committee considered the additional achievements of the company in 2017 described below.

•

Based on the clinical data we observed in the cohort of patients with pancreatic cancer in the Phase 1b portion of our Phase 1a/1b clinical trial evaluating the combination of cabiralizumab and Opdivo, we enrolled 35 additional patients with second- or later-line pancreatic cancer in the expansion of the Phase 1a portion of the trial to further evaluate this combination in pancreatic cancer patients.

•

Also based on this clinical data, BMS opened and is currently enrolling patients in a randomized Phase 2 clinical trial to evaluate the efficacy of cabiralizumab in combination with Opdivo, with and without chemotherapy, as a treatment for patients with second-line pancreatic cancer (NCT03336216). We earned a $25 million milestone payment from BMS in January 2018 upon the first dosing of the first patient in this trial.

•

In light of the rapidly evolving government policies, laws and regulations in China, including significant changes that occurred in 2017, we entered into a strategic collaboration agreement with Zai Lab, pursuant to which we granted Zai Lab an exclusive license for the development and commercialization of bemarituzumab in China, Hong Kong, Macau and Taiwan, and pursuant to which Zai Lab will conduct the Phase 3 portion of the FIGHT trial in China. We believe that our collaboration with Zai Lab will allow us to expedite the initiation of, and will enhance our ability to enroll patients in, the Phase 3 portion of the FIGHT trial at clinical sites in China, which we believe will reduce our overall time to fully enroll the Phase 3 portion of the trial and otherwise allow us to accelerate our timelines for the trial.

•

In December 2017, we earned a $5 million milestone payment under our discovery collaboration agreement with BMS in connection with BMS’s filing of an IND for TIM-3. This antibody is BMS’s first clinical candidate arising from the collaboration.

•

Based on the prior successes of our discovery collaboration agreement, BMS exercised its option to extend the research term for the discovery collaboration agreement a second time for an additional year from March 2018 to March 2019.

In addition to the above achievements in 2017, the Board considered the significant decline in our stock price and market capitalization during 2017 to be a setback to our business objectives.

Based on a consideration of our performance against our 2017 corporate goals and the additional factors described above, our compensation committee approved a corporate goal multiplier of 97.5% to our cash incentive awards.

In accordance with our Bonus Plan, the annual cash incentive bonus for each executive officer, except for Dr. Williams, was also subject to a personal goal multiplier based on such executive officer’s achievement of his or her personal goals, among other considerations deemed relevant by our compensation committee. Based on their individual performance and respective contributions to the company in 2017, our compensation committee approved personal goal multipliers of 90%, 97.5%, 100% and 120%, respectively, for Messrs. Belsky, Knickerbocker and Sarena and Dr. Collins.

Taking into consideration the individual performance of our named executive officers and applying the corporate goal multiplier of 97.5%, our compensation committee approved the 2017 cash incentive payments to our named executive officers shown in the table below.

	2017 Target Bonus			2017 Actual Bonus
Executive Officer	% of Base Salary	($)		($)	% of Target Bonus
Lewis T. Williams, M.D., Ph.D.	60%	360,000		$351,000	97.5%
Marc L. Belsky	40%	152,600		$144,210	94.5%
Aron M. Knickerbocker	45%	195,750		$190,860	97.5%
Francis W. Sarena	45%	195,750		$192,080	98.1%
Helen Collins, M.D.	38.9%	159,663	(1)	$170,050	106.5%

(1)

Dr. Collins’ target bonus was prorated based on an increase in her annual base salary from $380,000 to $410,000 and an increase in her annual target bonus from 35% to 40%, both of which became effective March 20, 2017.

Retention Bonus Agreements

During 2014 and early 2015, we noted an increase in the number of biotechnology companies going public, an increase in the formation of new venture capital-backed biotechnology companies and increased capital market financings by biotechnology companies, including, in particular, companies focused on immuno-oncology. This increased funding and company formation activity created an increase in demand for highly qualified clinical, scientific, technical and management personnel, in particular those with immuno-oncology experience and those located in the San Francisco Bay Area. Because of these dynamics and the importance of retaining key talent and executing our strategic objectives, in April 2015, our compensation committee approved retention bonuses payable in 2016 and 2017 and granted restricted stock awards to certain of our employees, including our executive officers. Pursuant to the retention award agreements, we agreed to pay to each of these individuals two cash retention payments equal to 50% of the amount of the cash incentive bonus we paid to such individual for 2015 performance and for 2016 performance, respectively. We paid the first cash retention payment on February 15, 2016 and the second cash retention payment on February 15, 2017, as shown in the table below.

	Retention Bonus Paid in
Executive Officer	2016	2017
Lewis T. Williams, M.D., Ph.D.	$315,000	$198,400
Marc L. Belsky	$92,450	$82,500
Aron M. Knickerbocker	$155,700	$107,500
Francis W. Sarena	$145,550	$100,800

Long-Term Incentive Compensation

Long-term incentive compensation is generally the largest portion of each executive’s overall compensation and is variable and at-risk. Because the drug development process is lengthy, generally taking many years and requiring long-term investments that have a substantial risk of failure, we believe it is appropriate that this element of compensation represents the largest potential portion of each executive’s overall compensation to focus our executive officers on long-term success. This element of compensation is composed of equity awards that we grant in connection with the start of each executive officer’s employment and annual grants of long-term incentive equity awards. These equity awards generally vest over several years to focus our executives on the company’s success over a multi-year period and promote the retention of our executive officers.

We also design our long-term equity awards to remain competitive in the recruitment and retention of executives and other employees. We generally target our annual awards of long-term incentive compensation at the 50th percentile of our peer group. In January 2016, in response to an increase in demand in 2014 and 2015 for highly qualified clinical, scientific, technical and management personnel, in particular those with immuno-oncology experience, our compensation committee believed it was appropriate to begin to target our long-term incentive compensation to deliver value at the 75th percentile of our peer group. In January 2018, however, our compensation committee re-evaluated our executive compensation program and determined that, although the demand for highly qualified clinical, scientific, technical and management personnel remained high, it was prudent and appropriate to again begin targeting long-term incentive compensation at the 50th percentile of our peer group. Our compensation committee believes this change will still allow us to continue to attract and retain key talent and execute our strategic objectives while allowing us to sustain our long-term growth and determined that it was appropriate to adjust our target long-term incentive compensation back to the 50th percentile of our peer group. Like short-term incentive compensation, no executive is guaranteed to receive any equity awards or awards of a certain value.

Historically, we have used options to purchase shares of our common stock as the primary equity award instrument for long-term incentive compensation. We grant options with an exercise price equal to the fair market value of our common stock on the date of grant and generally provide that the option will vest over a four-year period. We believe these features provide an appropriate long-term incentive and reward the option holder only to the extent that our stock price increases and stockholder value increases.

As with the other elements of compensation, our compensation committee approves the amount and composition of long-term incentive compensation for our executive officers. In evaluating the target size of equity grant awards for executive officers, our compensation committee takes into consideration market and peer group data regarding long-term incentive compensation to ensure our grants are competitive with the target to deliver value at the 50th percentile. We balance this with a consideration of the aggregate number of share-based awards we expect to grant during the calendar year as compared to the total number of shares outstanding (our “burn rate”) and the number of share-based incentive awards outstanding as compared to the total number of shares outstanding (our “overhang”). Our compensation committee also takes into consideration each executive officer’s performance and contributions to the company, the recommendations of our Chief Executive Officer (except with respect to his own long-term incentive compensation) and the amount of owned, vested and unvested equity holdings of the executive officer.

In 2016, we began to deliver a portion of the annual long-term incentive compensation we award in the form of restricted stock awards. For our executives, we determined to target approximately 75% of the value of long-term incentive compensation in the form of stock options and the remaining approximately 25% of the value in the form of restricted stock awards. We believe that restricted stock awards help us to retain our executive officers and reward them for long-term stock price appreciation while at the same time providing some value even if the market price of our common stock declines. After considering the factors described above, in February 2017, our compensation committee approved annual grants to our named executive officers of the stock options and restricted stock awards shown in the table below.

	Options to Purchase Common Stock		Restricted Stock Awards
Executive Officer	(number of shares)	(grant date fair value)(1)	(number of shares)	(grant date fair value)(1)
Lewis T. Williams, M.D., Ph.D.	101,250	$2,852,638	16,875	$765,788
Marc L. Belsky	22,500	$633,920	5,625	$255,263
Aron M. Knickerbocker	40,000	$1,126,968	10,310	$467,868
Francis W. Sarena	45,000	$1,267,839	10,310	$467,868
Helen Collins, M.D.	9,000	$253,568	5,625	$255,263

(1)	For more information on how we determined the grant date fair value of these equity awards, see footnote 3 of the table titled “Grants of Plan-Based Awards” below.

The options to purchase shares of our common stock vest and become exercisable at the rate of 1/48 of the total number of shares subject to the applicable option each month after the grant date, subject to the executive officer’s continuous service to the company through each vest date. The restricted stock awards vested with respect to 1/3 of the shares subject to the applicable award on February 5, 2018, and will vest with respect to 1/3 of the remaining shares subject to the applicable award on each of February 5, 2019 and 2020, subject to the executive officer’s continuous service to the company through each vest date.

In March 2017, we promoted Dr. Collins from Vice President, Clinical Development, to Senior Vice President and Chief Medical Officer. In connection with her promotion, our compensation committee approved the grant to Dr. Collins of an option to purchase 22,500 shares of our common stock and an aggregate of 5,000 shares of restricted common stock. Dr. Collins’ stock option award vests with respect to 1/48 of the shares subject to the option each month following the grant date, subject to her continuous service to the company through each vest date. Dr. Collins’ restricted stock award vested with respect to 1/3 of the shares subject to the award on March 20, 2018, and will vest with respect to 1/3 of the shares subject to the award on each of March 20, 2019 and 2020, subject to her continuous service to the company through each vest date.

In October 2017, our Board appointed Mr. Knickerbocker to succeed Dr. Williams as our President and Chief Executive Officer, effective January 1, 2018. In connection with his appointment, our compensation committee approved the grant to Mr. Knickerbocker of an option to purchase 150,000 shares of our common stock. Mr. Knickerbocker’s stock option award vests with respect to 1/48 of the shares subject to the option each month following the grant date, subject to his continuous service to the company through each vest date.

Retention Equity Incentive Awards

In February 2017, in response to high demand for highly qualified clinical, scientific, technical and management personnel, in particular those with immuno-oncology experience and those located in the San Francisco Bay Area, and our desire to retain key talent and provide continued incentive to improve corporate performance and execute our strategic objectives, our compensation committee approved retention restricted stock awards for certain of our employees, including certain of our named executive officers, as shown in the table below.

Executive Officer	Number of Shares	Grant Date Fair Value(1)
Marc L. Belsky	9,375	$416,928
Aron M. Knickerbocker	7,690	$341,991
Francis W. Sarena	7,690	$341,991
Helen Collins, M.D.	15,375	$683,762

(1)	For more information on how we determined the grant date fair value of these shares, see footnote 3 of the table titled “Grants of Plan-Based Awards” below.

The retention restricted stock awards vest with respect to: (i) 1/4 of the shares subject to the applicable award upon the company’s achievement of the earlier to occur of the dosing of the first human patient in a registration-enabling clinical trial of either cabiralizumab or bemarituzumab; (ii) 1/4 of the shares subject to the applicable award on February 5, 2019; and (iii) 1/2 of the shares subject to the applicable award on February 5, 2020. The vesting conditions with respect to the retention restricted stock awards are designed to promote the company’s success and the retention of our executive officers over a multi-year period, with 3/4 of the shares subject to time-based vesting, and 1/4 of the shares subject to corporate performance-based vesting.

Severance and Change in Control Benefits

We believe that offering reasonable and competitive severance benefits as part of an overall compensation package is necessary to effectively compete for and attract and retain executive talent. We have entered into executive severance benefits agreements, or severance agreements, with each of our named executive officers under which we have agreed to provide our named executive officers with severance benefits after a termination of employment in certain circumstances, including in connection with a change in control. The change in control benefits under our severance agreements are intended to keep our executive officers focused on maximizing stockholder value through any actual or potential change in control transaction, including when such a transaction may result in the elimination of an executive officer’s position or other adverse changes in the officer’s job conditions, responsibility or authority. This better aligns the interests of our executive officers with our stockholders. Without these benefits, executive officers may be inclined to terminate their employment prior to the closing of the change in control. Any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. Our compensation committee believes that these severance benefits promote stability and continuity, serve to enhance stockholder value in actual or threatened change in control transactions and align our executive officers’ interests with those of our stockholders in change in control transactions.

These severance agreements provide that, in the event we terminate the executive’s employment without “cause,” as defined in the severance agreements, at any time or we terminate the executive’s employment without cause or the executive resigns for “good reason,” as defined in the severance agreements, within three months prior to or 12 months following a change in control of the company, the executive officer will be entitled to receive the severance benefits described below, subject to executing a general release of claims in favor of the company and complying with, among other things, the confidentiality, non-compete and non-solicit provisions of his or her severance agreement.

In the event of a termination of employment that triggers severance benefits under a named executive officer’s severance agreement, the named executive officer would be entitled to: (i) severance payments following termination equal to the number of months of base salary and pro-rata annual bonus (calculated based on the higher of (x) the named executive officer’s target annual bonus at the time of termination or (y) the average of the actual cash bonus amounts paid to such named executive officer for the three years preceding the date of termination) set forth in the table below, less applicable withholdings; (ii) acceleration of the vesting of all unvested shares subject to outstanding options to purchase our common stock held by the named executive officer, as set forth in the table below; (iii) lapse of our reacquisition or repurchase rights with respect to certain unvested shares of common stock issued or issuable pursuant to any other stock award granted to the named executive officer pursuant to an equity incentive plan, as set forth in the table below; and (iv) if elected by the named executive officer, payment or reimbursement of COBRA premiums through the earlier of the number of months after termination set forth in the table below or the date the named executive officer and his or her covered dependents, if any, become eligible for group health insurance through another employer.

	Cash Severance and COBRA Premium Reimbursement		Acceleration of Vesting of Equity Awards
	No Change in Control	Change in Control Related	No Change in Control(1)	Change in Control Related
Chief Executive Officer	12 months	24 months	50%	100%
Other Named Executive Officers	9 months	18 months	50%	100%

(1)

There will be no acceleration of vesting and lapse of our reacquisition rights with respect to retention restricted stock awards in the event of termination of employment in the absence of a change in control.

In addition, the severance agreements provide that in the event that the severance and other benefits provided for or otherwise payable to the executive constitute “parachute payments” within the meaning of Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then we will pay (i) the executive’s severance benefits under the severance agreement in full if the quotient obtained by dividing (a) the excess of (1) the full payment, over (2) the largest payment possible without the imposition of the excise tax, or the reduced payment, by (b) the reduced payment, is greater than 10%, or (ii) the reduced payment, if such quotient is less than or equal to 10%.

Our severance agreements require that the executive officer execute a general release of claims in favor of us to mitigate any potential liability or dispute or the initiation of any litigation with the departing executive officer and also require the departing executive officer to comply with, among other things, the confidentiality, non-compete and non-solicit provisions of his or her severance agreement following employment termination.

The table titled “Potential Payments Upon Termination or Change in Control” below contains estimates of the value of the severance payments and benefits that would be made or provided to our named executive officers under specified termination circumstances.

Other Benefits

All our named executive officers are eligible to receive our standard employee benefits, including our 401(k) plan, medical, dental, vision, short- and long-term disability, group life insurance and our ESPP (as defined below in the section of this proxy statement titled “2013 Employee Stock Purchase Plan”), in each case on the same basis as our other employees, including the matching contributions provided under our 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit of $18,000 in 2017 and $18,500 in 2018. We provide a company match equal to 50% of the amount contributed by an employee, up to a maximum amount of $6,000 per year, and pay all company matches in cash. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2017 and 2018 may be up to an additional $6,000 above the statutory limit. Our 401(k) plan also permits us to make discretionary contributions, subject to established limits and a vesting schedule. To date, we have not made any discretionary contributions to the plan on behalf of participating employees. Our compensation committee periodically reviews the levels of benefits provided to executive officers to ensure they remain reasonable and consistent with its compensation philosophy.

Perquisites

We do not as a general practice provide perquisites or other personal benefits to our executive officers that differ materially from those available to employees generally. We have in the past provided certain executive officers with relocation and mortgage assistance benefits that we negotiated as part of these executives’ new hire offer packages.

Employment Arrangements

We have entered into employment offer letter agreements with each of our named executive officers, except for Dr. Williams with respect to his former position as President and Chief Executive Officer. Dr. Williams founded and was the first employee of the company and did not enter into an employment offer letter agreement with the company at that time. In November 2017, we entered into an employment offer letter agreement with Dr. Williams with respect to his service as Executive Chairman of the Board. Each of the offer letters with our named executive officers provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including with respect to the executive officer’s initial base salary, annual target cash bonus opportunity (each of which have been superseded by the salaries and target cash bonus opportunities disclosed in more detail in this Compensation Discussion and Analysis) and new hire equity awards (each of which is disclosed in more detail in the table below titled “Outstanding Equity Awards at Fiscal Year-End,” to the extent it was not exercised by the applicable executive officer (with respect to option awards) or fully-vested (with respect to restricted stock awards) as of December 31, 2017). The terms and conditions of each offer letter agreement, except for Dr. Williams’ offer letter with respect to his position as Executive Chairman of the Board, were negotiated by our Chief Executive Officer and were approved by either our Board or compensation committee. Dr. Williams’ offer letter with respect to his position as Executive Chairman of the Board was negotiated by our Lead Independent Director, based on recommendations from our compensation committee, in consultation with Radford, with respect to Dr. Williams’ compensation, and approved by our Board. The material compensation-related actions arising from the offer letter agreements with our named executive officers were performed prior to 2017, except that our offer letter agreements with Mr. Knickerbocker, with respect to his position as President and Chief Executive Officer, and Dr. Williams, with respect to his position as Executive Chairman, contain provisions with respect to which actions were taken in 2017 or could be taken in the future, which provisions are summarized below.

Mr. Knickerbocker’s Offer Letter Agreement

In October 2017, our Board appointed Mr. Knickerbocker to succeed Dr. Williams as our President and Chief Executive Officer, effective January 1, 2018. In connection with his appointment, we entered into an offer letter with Mr. Knickerbocker in October 2017, pursuant to which we agreed to increase Mr. Knickerbocker’s annual base salary to $500,000 and set his target annual cash bonus opportunity at 50% of his annual base salary, effective January 1, 2018.

In addition, our compensation committee granted to Mr. Knickerbocker an option to purchase 150,000 shares of our common stock. The option began to vest with respect to 1/48 of the shares subject to the option on November 20, 2017 and will vest with respect to 1/48 of the shares subject to the option monthly thereafter, subject to Mr. Knickerbocker’s continued service to the company through each vest date.

Dr. Williams’ Offer Letter Agreement

Dr. Williams transitioned to the position of Executive Chairman of the Board, effective January 1, 2018. In connection with his transition, we entered into an offer letter with Dr. Williams in November 2017, which provides that Dr. Williams will generally work an 80% schedule of four days per workweek starting on January 1, 2018. In addition, we agreed to pay Dr. Williams an annual base salary of $300,000 and set his target annual cash bonus opportunity at 40% of his base salary for 2018.

No Tax Gross-Ups

We do not provide for any tax gross-up payments to our named executive officers.

Accounting and Tax Considerations

Section 162(m). Section 162(m) of the Code generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent that such compensation exceeds $1 million per officer in any year. In connection with recently-enacted tax reform legislation, the exemption from the deduction limit under Section 162(m) of the Code for “performance-based compensation” has been repealed, such that compensation paid to our “covered employees” in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain “grandfathered” arrangements in place as of November 2, 2017. We will continue to monitor and review related guidance from the Internal Revenue Service as it becomes available. In determining the form and amount of compensation for our named executive officers, our compensation committee may continue to consider all elements of the cost of such compensation. While our compensation committee considers the deductibility of awards as one factor in determining executive compensation, our compensation committee may also look at other factors in making its decisions, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

Section 409A. Our compensation committee also takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Code and aims to structure the elements of compensation to comply with or be exempt from Section 409A to avoid such potential adverse tax consequences.

Sections 4999 and 280G. Section 4999 of the Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.” Under Section 280G of the Code, such excess parachute payments are also nondeductible to the payer. If payments that are contingent on a change in control to a disqualified individual (which terms include our named executive officers) exceed three times the individual’s “base amount,” they constitute “excess parachute payments” with respect to any amount exceeding one times the individual’s “base amount.”

We have entered into agreements with each of our named executive officers, pursuant to which we will cap the payments to these executives if needed to avoid application of Sections 4999 and 280G, but only if the officer is better off on a net after-tax basis by at least 10%, as described in “Severance and Change in Control Benefits” above. We would not be permitted to claim a federal income tax deduction for the portion of the change of control payment that constitutes an “excess parachute payment.” Our compensation arrangements do not provide for any Section 280G excise tax gross-up payments to our executive officers.

ASC 718. In addition, we account for equity compensation paid to our employees in accordance with ASC 718, which requires us to estimate and record an expense over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued. The accounting impact of our compensation programs is one of many factors that we consider in determining the size and structure of our programs.

Risk Analysis

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management. Based on this assessment, as well as Radford’s holistic review of all company compensation programs, we do not believe that any risks arise from such policies and practices that are reasonably likely to have a material adverse effect on us in the future.

Stock Ownership Guidelines

We have adopted stock ownership guidelines that we believe will further align our executive officers’ and Board members’ interests with those of our stockholders. Pursuant to our stock ownership guidelines, we require that our Chief Executive Officer and each executive officer and non-employee member of our Board achieve by the later of December 2021 or five years after the date the executive officer or non-employee member of our Board is appointed, and maintain thereafter, ownership of shares of common stock or vested options to purchase shares of our common stock as set forth below:

•	for our Chief Executive Officer, share and vested option ownership with a value of at least five times the Chief Executive Officer’s annual base salary;
•	for each executive officer other than our Chief Executive Officer, share and vested option ownership with a value of at least three times the executive officer’s annual base salary; and
•	for each non-employee member of our Board, share and vested option ownership with a value of at least three times the regular annual retainer for non-employee members of our Board.

Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers during the fiscal years ended December 31, 2017, 2016 and 2015. To the extent that any of our named executive officers for the fiscal year ended December 31, 2017 were not named executive officers during either of the previous periods, we provided information with respect to such executive officer’s compensation for only the fiscal years during which he or she was a named executive officer.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Lewis T. Williams, M.D., Ph.D.(5)	2017	597,917		198,400	2,852,638	765,788	351,000	6,000		4,771,742
Founder and Executive	2016	570,833		315,000	4,910,616	1,857,675	396,800	6,000		8,056,924
Chairman	2015	525,000		—	1,530,140	3,316,585	630,000	6,000		6,007,725
Marc L. Belsky(6)	2017	380,125		87,500	633,920	672,190	144,210	9,457	(7)	1,927,402
Senior Vice President and	2016	361,667		92,450	818,436	218,550	165,000	6,000		1,662,103
Chief Financial Officer	2015	322,917		—	550,850	1,460,941	184,900	6,000		2,525,608
Aron M. Knickerbocker(8)	2017	433,750		107,500	5,586,258	809,859	190,860	6,000		7,134,227
President and Chief	2016	418,333		155,700	3,182,872	932,500	215,000	6,000		4,910,405
Executive Officer	2015	383,458		—	918,084	1,497,049	311,400	6,000		3,115,991
Francis W. Sarena	2017	428,099	(9)	100,800	1,267,839	809,859	192,080	6,000		2,804,677
Chief Strategy Officer and	2016	392,188		145,550	2,719,072	783,880	201,600	6,000		4,248,290
Secretary	2015	358,542		—	918,084	1,469,567	291,100	6,000		3,043,292
Helen Collins, M.D.(10)	2017	400,208	(11)	—	801,299	1,371,737	170,050	6,000		2,749,294
Senior Vice President and	—	—		—	—	—	—	—		—
Chief Medical Officer	—	—		—	—	—	—	—		—
(1)

Amount includes retention bonuses that our compensation committee approved in 2017. For information regarding the retention bonuses we paid to our named executive officers in 2017, including the amounts paid to each such executive officer, see “Compensation Discussion and Analysis – Executive Compensation Elements – Retention Bonus Agreements.” In addition, Mr. Belsky received a $5,000 spot bonus for his 2017 services in connection with our office relocation.

(2)

Amounts reflect the grant date fair value of equity awards determined in accordance with ASC 718. For performance-based retention restricted stock awards granted on February 7, 2017, the grant date fair value was based on our assumption as of February 7, 2017 that the applicable performance conditions had a 92% probability of being achieved. For information regarding other assumptions underlying the value of equity awards, see Note 2 to our financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Use of Estimates – Stock-Based Compensation,” included in our Annual Report on Form 10- K. These amounts do not correspond to the actual value that our named executive officers will recognize.

(3)

Amount represents amounts earned under our Bonus Plan based on the achievement of company and individual performance goals and other factors deemed relevant by our compensation committee. For additional information, see “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Performance-Based Cash Compensation.”

(4)	Amounts include $6,000 per year received by each named executive officer as a company match under our 401(k) plan.
(5)	Dr. Williams transitioned from his position as President and Chief Executive Officer to Executive Chairman on January 1, 2018.
(6)	Mr. Belsky resigned from his position as Senior Vice President and Chief Financial Officer, effective April 6, 2018.
(7)	In connection with the spot bonus to Mr. Belsky for his 2017 services in connection with our office relocation, we paid a $3,457 excise tax “gross-up” on Mr. Belsky’s behalf.
(8)	Mr. Knickerbocker transitioned from his position as Chief Operating Officer to President and Chief Executive Officer on January 1, 2018.
(9)	The amount of salary that we paid to Mr. Sarena in 2017 was lower than his base salary for 2017 because Mr. Sarena received an increase in his base salary in March 2017.
(10)

Dr. Collins was not a named executive officer of the company prior to 2017. Dr. Collins was promoted from her position as Vice President of Clinical Development to Senior Vice President and Chief Medical Officer effective March 20, 2017.

(11)

The amount of salary that we paid to Dr. Collins in 2017 was lower than her base salary for 2017 because Dr. Collins received an increase in her base salary in connection with her promotion from Vice President of Clinical Development to Senior Vice President and Chief Medical Officer in March 2017.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer during the fiscal year ended December 31, 2017 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

							Estimated		All
							Future		Other
							Payouts		Stock		All Other
					Estimated Future		Under		Awards:		Option
			Date of		Payouts Under Non-		Equity		Number of		Awards:
			Compensation		Equity Incentive Plan		Incentive		Shares		Number of			Grant Date Fair
			Committee or		Awards(1)		Plan		of Stock		Securities		Exercise or Base	Value of Stock and
			Board		Target	Maximum	Awards		or Units		Underlying		Price of Option	Option Awards
Name	Award Type	Grant Date	Approval		($)	($)	Target (#)		(#)		Options (#)		Awards ($/Sh)	($)(2)
Lewis T. Williams, M.D., Ph.D.	Annual Cash	—	—		360,000	630,000	—		—		—		—	—
	Annual RSA	2/7/2017	2/7/2017		—	—	—		16,875	(3)	—		—	765,788
	Annual Option	2/7/2017	2/7/2017		—	—	—		—		101,250	(4)	45.38	2,852,638
Marc L. Belsky	Annual Cash	—	—		152,600	267,050	—		—		—		—	—
	Annual RSA	2/7/2017	2/7/2017		—	—			5,625	(3)	—		—	255,263
	Retention RSA	2/7/2017	2/7/2017		—	—	—		7,031	(5)	—		—	319,067
	Retention RSA	2/7/2017	2/7/2017		—	—	2,344	(5)	—		—		—	97,861
	Annual Option	2/7/2017	2/7/2017		—	—	—		—		22,500	(4)	45.38	633,920
Aron M. Knickerbocker	Annual Cash	—	—		195,750	342,563	—		—		—		—	—
	Annual RSA	2/7/2017	2/7/2017		—	—	—		10,310	(3)	—		—	467,868
	Retention RSA	2/7/2017	2/7/2017		—	—	—		5,767	(5)	—		—	261,706
	Retention RSA	2/7/2017	2/7/2017		—	—	1,923	(5)	—		—		—	80,284
	Annual Option	2/7/2017	2/7/2017		—	—	—		—		40,000	(4)	45.38	1,126,968
	Promotion Option	10/20/2017	10/20/2017		—	—	—		—		150,000	(6)	46.80	4,459,290
Francis W. Sarena	Annual Cash	—	—		195,750	342,563	—		—		—		—	—
	Annual RSA	2/7/2017	2/7/2017		—	—	—		10,310	(3)	—		—	467,868
	Retention RSA	2/7/2017	2/7/2017		—	—	—		5,767	(5)	—		—	261,706
	Retention RSA	2/7/2017	2/7/2017		—	—	1,923	(5)	—		—		—	80,284
	Annual Option	2/7/2017	2/7/2017		—	—	—		—		45,000	(4)	45.38	1,267,839
Helen Collins, M.D.	Annual Cash	—	—		159,663	279,410	—		—		—		—	—
	Initial RSA	1/16/2017	1/16/2017	(7)	—	—	—		5,000	(7)	—		—	243,100
	Annual RSA	2/7/2017	2/7/2017		—	—	—		5,625	(3)	—		—	255,263
	Retention RSA	2/7/2017	2/7/2017		—	—	—		11,531	(5)	—		—	523,277
	Retention RSA	2/7/2017	2/7/2017		—	—	3,844	(5)	—		—		—	160,485
	Annual Option	2/7/2017	2/7/2017		—	—	—		—		9,000	(4)	45.38	253,568
	Promotion Option	3/20/2017	3/18/2017		—	—	—		—		22,500	(8)	39.21	547,731
	Promotion RSA	3/20/2017	3/18/2017		—	—	—		3,750	(9)	—		—	147,038
	Promotion RSA	4/24/2017	4/24/2017		—	—	—		1,250	(10)	—		—	42,575

(1)

These columns set forth the target and maximum annual performance bonus amounts for each named executive officer for the year ended December 31, 2017. Target bonuses were set as a percentage of each named executive officer’s base salary compensation for the year ended December 31, 2017 and were 60%, 40%, 45%, 45% and 38.9% of 2017 base salary compensation for Dr. Williams, Mr. Belsky, Mr. Knickerbocker, Mr. Sarena and Dr. Collins, respectively. Dr. Collins’ target bonus amount was prorated to account for a change in her base salary and annual target bonus over the course of 2017. We do not establish thresholds or maximum annual performance bonus amounts under our Bonus Plan, except that the maximum bonus amount each employee is eligible to receive is 175% of such employee’s target bonus. The amounts set forth in these columns do not represent either additional or actual compensation earned by the named executive officers for the year ended December 31, 2017. The dollar value of the actual bonus award earned for the year ended December 31, 2017 for each named executive officer is set forth in the Summary Compensation Table above. For additional information, see “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Performance-Based Cash Compensation.”

(2)

Amounts reflect the grant date fair value of equity awards granted in 2017 in accordance with ASC 718. For the performance-based retention restricted stock awards granted on February 7, 2017 and disclosed in the column titled “Estimated Future Payouts Under Equity Incentive Plan Awards Target,” the grant date fair value was based on our assumption as of February 7, 2017 that the applicable performance conditions had a 92% probability of being achieved. For information regarding other assumptions underlying the value of equity awards, see Note 2 to our financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Use of Estimates – Stock-Based Compensation,” included in our Annual Report on Form 10-K. These amounts do not correspond to the actual value that the named executive officers will recognize.

(3)	On February 7, 2017, our compensation committee approved annual restricted stock awards to our executive officers.
(4)	On February 7, 2017, our compensation committee approved annual option grants to our executive officers.
(5)

On February 7, 2017, our compensation committee approved retention restricted stock awards to certain executive officers. A portion of these retention restricted stock awards are subject to time-based vesting, as set forth in the column titled “All Other Stock Awards: Number of Shares of Stock or Units,” and a portion of these awards are subject to performance-based vesting, as set forth in the column titled “Estimated Future Payouts Under Equity Incentive Plan Awards Target.” For purposes of this “Grants of Plan-Based Awards” table, we have disclosed this retention restricted stock award in two rows in order to reflect the differences in the characterization of each portion of the grant and the resulting differences in the calculation of the grant date fair value of each portion of the grant.

(6)	On October 20, 2017, our compensation committee approved this option grant to Mr. Knickerbocker in connection with Mr. Knickerbocker’s promotion to President and Chief Executive Officer.
(7)

On January 16, 2017, pursuant to authority delegated to him by our compensation committee pursuant to its charter, our Chief Executive Officer approved a new hire restricted stock award to Dr. Collins pursuant to Dr. Collins’ offer letter in connection with the commencement of her employment in June 2016.

(8)	On March 18, 2017, our compensation committee approved this option grant to Dr. Collins in connection with her promotion to Senior Vice President and Chief Medical Officer.
(9)	On March 18, 2017, our compensation committee approved this restricted stock award to Dr. Collins in connection with her promotion to Senior Vice President and Chief Medical Officer.
(10)

On April 24, 2017, our compensation committee approved this restricted stock award to Dr. Collins in connection with her promotion to Senior Vice President and Chief Medical Officer in order to increase the aggregate number of shares of restricted stock granted to Dr. Collins in connection with her promotion to 5,000 shares.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers that were outstanding as of December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Lewis T. Williams, M.D., Ph.D.	91,217	—		4.56	4/15/2019	—		—	—		—
	14,438	—		6.89	7/28/2020	—		—	—		—
	16,339	—		8.49	10/19/2021	—		—	—		—
	31,159	—		5.54	7/15/2022	—		—	—		—
	81,300	—		7.26	7/18/2023	—		—	—		—
	104,166	20,834	(3)	11.14	8/21/2024	—		—	—		—
	72,916	52,084	(4)	19.25	8/16/2025	—		—	—		—
	60,000	120,000	(5)	43.71	8/24/2026	—		—	—		—
	21,093	80,157	(6)	45.38	2/6/2027	—		—	—		—
	—	—		—	—	28,334	(7)	621,081	—		—
	—	—		—	—	16,875	(8)	369,900	—		—
Marc L. Belsky	509	—		5.54	7/15/2022	—		—	—		—
	5,082	—		7.26	7/18/2023	—		—	—		—
	12,611	5,000	(3)	11.14	8/21/2024	—		—	—		—
	23,198	18,750	(4)	19.25	8/16/2025	—		—	—		—
	10,000	20,000	(5)	43.71	8/24/2026	—		—	—		—
	4,687	17,813	(6)	45.38	2/6/2027	—		—	—		—
	—	—		—	—	3,334	(7)	73,081	—		—
	—	—		—	—	5,625	(8)	123,300	—		—
	—	—		—	—	7,031	(9)	154,120
	—	—		—	—	—		—	2,344	(10)	51,380
Aron M. Knickerbocker	4,186	—		8.49	1/1/2022	—		—	—		—
	11,357	—		5.54	7/15/2022	—		—	—		—
	14,735	—		7.26	7/18/2023	—		—	—		—
	33,110	8,334	(3)	11.14	8/21/2024	—		—	—		—
	42,066	31,250	(4)	19.25	8/16/2025	—		—	—		—
	20,000	40,000	(5)	43.71	8/24/2026	—		—	—		—
	15,625	34,375	(11)	49.54	9/7/2026	—		—	—		—
	8,333	31,667	(6)	45.38	2/6/2027	—		—	—		—
	6,250	143,750	(12)	46.80	10/19/2027	—		—	—		—
	—	—		—	—	6,667	(7)	146,141	—		—
	—	—		—	—	6,667	(7)	146,141	—		—
	—	—		—	—	10,310	(8)	225,995	—		—
	—	—		—	—	5,767	(9)	126,413	—		—
	—	—		—	—	—		—	1,923	(10)	42,152
Francis W. Sarena	4,747	—		8.49	1/1/2022	—		—	—		—
	9,142	—		5.54	7/15/2022	—		—	—		—
	12,063	—		7.26	7/18/2023	—		—	—		—
	3,209	—		10.77	11/4/2023	—		—	—		—
	19,687	5,834	(3)	11.14	8/21/2024	—		—	—		—
	43,750	31,250	(4)	19.25	8/16/2025	—		—	—		—
	20,000	40,000	(5)	43.71	8/24/2026	—		—	—		—
	10,937	24,063	(11)	49.54	9/7/2026	—		—	—		—
	9,375	35,625	(6)	45.38	2/6/2027	—		—	—		—
	—	—		—	—	6,667	(7)	146,141	—		—
	—	—		—	—	4,667	(7)	102,301	—		—
	—	—		—	—	10,310	(8)	225,995	—		—
	—	—		—	—	5,767	(9)	126,413	—		—
	—	—		—	—	—		—	1,923	(10)	42,152
Helen Collins, M.D.	22,500	37,500	(13)	37.89	6/26/2026	—		—	—		—
	1,875	7,125	(6)	45.38	2/6/2027	—		—	—		—
	4,218	18,282	(14)	39.21	3/19/2027	—		—	—		—
	—	—		—	—	2,000	(7)	43,840	—		—
	—	—		—	—	2,500	(15)	54,800	—		—
	—	—		—	—	5,625	(8)	123,300	—		—
	—	—		—	—	11,531	(9)	252,760	—		—
	—	—		—	—	—		—	3,844	(10)	84,260
	—	—		—	—	3,750	(16)	82,200	—		—
	—	—		—	—	1,250	(16)	27,400	—		—

(1)

For information on vesting acceleration of the equity awards described in this table upon a named executive officer’s termination of employment, see the “Compensation Discussion and Analysis – Executive Compensation Elements –Severance and Change in Control Benefits” and “Potential Payments Upon Termination or Change in Control” sections in this proxy statement.

(2)	The market value of stock awards is based on the closing market price of our common stock of $21.92 per share on December 31, 2017.
(3)	The shares underlying this option vest over four years in equal monthly installments following the grant date of August 22, 2014.
(4)	The shares underlying this option vest over four years in equal monthly installments following the grant date of August 17, 2015.
(5)	The shares underlying this option vest over four years in equal monthly installments following the grant date of August 25, 2016.
(6)	The shares underlying this option vest over four years in equal monthly installments following the grant date of February 7, 2017.
(7)	One-third of the shares subject to this grant vested on September 1, 2017, and the remainder will vest in equal installments on each of September 1, 2018 and 2019.
(8)	One-third of the shares subject to this grant vested on February 5, 2018, and the remainder will vest in equal installments on each of February 5, 2019 and 2020.
(9)

These shares represent 75% of the shares subject to a retention restricted stock award granted to certain executive officers on February 7, 2017. One-third of the shares subject to this portion of the award will vest on February 5, 2019 and two-thirds will vest on February 5, 2020. The remaining 25% of the shares subject to this award are set forth in the column of this table titled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” and are described in more detail in footnote 10 to this table.

(10)

These shares represent 25% of the shares subject to a retention restricted stock award granted to certain executive officers on February 7, 2017. The shares subject to this portion of the award are subject to performance conditions which have not yet been achieved. As such, the date upon which these shares will vest is uncertain. The remaining 75% of the shares subject to this award are set forth in the column of this table titled “Number of Shares or Units of Stock that Have Not Vested” and are described in more detail in footnote 9 to this table.

(11)	The shares underlying this option vest over four years in equal monthly installments following the grant date of September 8, 2016.
(12)	The shares underlying this option vest over four years in equal monthly installments following the grant date of October 20, 2017.
(13)	25% of the shares underlying this option vested on June 20, 2017, and the remainder vests over three years thereafter in equal monthly installments.
(14)	The shares underlying this option vest over four years in equal monthly installments following the grant date of March 20, 2017.
(15)	50% of the shares subject to this grant vested on June 23, 2017 and the remainder will vest on June 23, 2018.
(16)	One-third of the shares subject to this grant vested on March 20, 2018, and the remainder vests in equal installments on each of March 20, 2019 and 2020.

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises and stock vested for each of our named executive officers during the fiscal year ended December 31, 2017.

	Options Award		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lewis T. Williams, M.D., Ph.D.	—	—	89,756	3,920,759	(2)
Marc L. Belsky	—	—	44,846	2,012,133	(3)
Aron M. Knickerbocker(4)	25,506	709,516	51,646	2,271,313	(5)
Francis W. Sarena	3,636	152,159	49,276	2,170,391	(6)
Helen Collins, M.D.	—	—	3,500	112,440	(7)

(1)	The value realized when the stock options were exercised represents the excess of the fair market value of the shares at the time of the exercise over the exercise price of the stock options.
(2)

The value realized on vesting (i) with respect to 13,090 of the stock awards is based on the closing market price of our common stock of $48.60 per share on January 3, 2017, (ii) with respect to 62,500 of the stock awards is based on the closing market price of our common stock of $44.77 per share on March 1, 2017, and (iii) with respect to 14,166 of the stock awards is based on the closing market price of our common stock of $34.34 per share on September 1, 2017.

(3)

The value realized on vesting (i) with respect to 5,680 of the stock awards is based on the closing market price of our common stock of $48.60 per share on January 3, 2017, (ii) with respect to 37,500 of the stock awards is based on the closing market price of our common stock of $44.77 per share on March 1, 2017, and (iii) with respect to 1,666 of the stock awards is based on the closing market price of our common stock of $34.34 per share on September 1, 2017.

(4)

In addition to the information provided in this table with respect to stock options exercised and stock awards vested, in 2017, beneficial ownership of options to purchase 14,630 shares of common stock and 1,237.93 shares of restricted common stock was transferred to Mr. Knickerbocker’s former spouse pursuant to a domestic relations order. Mr. Knickerbocker did not realize a specific dollar amount upon these transfers, as such transfers were made in connection with a mutually agreed allocation of and release of claims with respect to marital property.

(5)

The value realized on vesting (i) with respect to 7,480 of the stock awards is based on the closing market price of our common stock of $48.60 per share on January 3, 2017, (ii) with respect to 37,500 of the stock awards is based on the closing market price of our common stock of $44.77 per share on March 1, 2017, and (iii) with respect to 6,666 of the stock awards is based on the closing market price of our common stock of $34.34 per share on September 1, 2017.

(6)

The value realized on vesting (i) with respect to 6,110 of the stock awards is based on the closing market price of our common stock of $48.60 per share on January 3, 2017, (ii) with respect to 37,500 of the stock awards is based on the closing market price of our common stock of $44.77 per share on March 1, 2017, and (iii) with respect to 5,666 of the stock awards is based on the closing market price of our common stock of $34.34 per share on September 1, 2017.

(7)

The value realized on vesting (i) with respect to 2,500 of the stock awards is based on the closing market price of our common stock of $31.24 per share on June 23, 2017, and (ii) with respect to 1,000 of the stock awards is based on the closing market price of our common stock of $34.34 per share on September 1, 2017.

Potential Payments Upon Termination or Change in Control

Payments After Giving Effect to Severance Plan. We have entered into severance agreements with each of our named executive officers. The severance agreements provide for certain severance benefits in the event of a termination of such named executive officer’s employment by us without cause or by such employee for “good reason,” as defined in the severance agreements, within three months prior to or 12 months following a change in control of the company. Accordingly, the following table sets forth potential payments upon termination and change in control that would be made to our named executive officers assuming that such termination or change in control occurred on December 31, 2017. In addition to the amounts shown in the table below, each executive would be entitled to receive payments for base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred. For a further description of the current severance benefits applicable to our named executive officers, see the “Severance and Change in Control Benefits” section of this proxy statement.

		Triggering Event
Name	Benefit	Termination Without a Change in Control ($)		Termination Without “Cause” or Resignation for “Good Reason” Within 3 Months Prior to or 12 Months Following a Change in Control ($)
Lewis T. Williams, M.D., Ph.D.	Severance Payment	600,000	(1)	1,200,000	(2)
	Bonus Payment	482,267	(3)	964,533	(4)
	Continuation of Benefits	25,267	(5)	50,534	(6)
	Market Value of Stock Vesting(7)	677,307		1,354,636
Marc L. Belsky	Severance Payment	286,125	(8)	572,250	(9)
	Bonus Payment	143,413	(10)	286,825	(11)
	Continuation of Benefits	13,795	(12)	27,590	(13)
	Market Value of Stock Vesting(7)	150,161		505,844
Aron M. Knickerbocker	Severance Payment	326,250	(8)	652,500	(9)
	Bonus Payment	226,050	(10)	452,100	(11)
	Continuation of Benefits	11,972	(12)	23,944	(13)
	Market Value of Stock Vesting(7)	345,755		860,119
Francis W. Sarena	Severance Payment	326,250	(8)	652,500	(9)
	Bonus Payment	192,288	(10)	384,575	(11)
	Continuation of Benefits	14,700	(12)	29,399	(13)
	Market Value of Stock Vesting(7)	310,360		789,329
Helen Collins, M.D.	Severance Payment	307,500	(8)	615,000	(9)
	Bonus Payment	119,747	(14)	239,495	(15)
	Continuation of Benefits	—		—
	Market Value of Stock Vesting(7)	165,759		668,560

(1)	Represents 12 monthly payments of Dr. Williams’ monthly base salary from the time of termination.
(2)	Represents 24 monthly payments of Dr. Williams’ monthly base salary from the time of termination.
(3)

Represents 12 monthly pro-rata payments of a bonus amount equal to the average amount of the annual cash incentive bonuses paid to Dr. Williams for the three years preceding the date of such termination.

(4)	Represents 24 monthly pro-rata payments equal to the average amount of the annual cash incentive bonuses paid to Dr. Williams for the three years preceding the date of such termination.
(5)

Represents the cost of continued health and dental benefits. These benefits are payable until the earlier of 12 months following termination or the date Dr. Williams and his covered dependents become eligible for group health insurance through another employer.

(6)

Represents the cost of continued health and dental benefits. These benefits are payable until the earlier of 24 months following termination or the date Dr. Williams and his covered dependents become eligible for group health insurance through another employer.

(7)

These awards would become vested and the value of the acceleration would be equal to the number of shares multiplied by the excess of the then-current stock price over the exercise price of the options. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 31, 2017, or $21.92 per share.

(8)	Represents nine monthly payments of such executive’s monthly base salary from the time of termination.

(9)	Represents 18 monthly payments of such executive’s monthly base salary from the time of termination.
(10)

Represents nine monthly pro-rata payments of a bonus amount equal to the average amount of the annual cash incentive bonuses paid to such executive for the three years preceding the date of such termination.

(11)

Represents 18 monthly pro-rata payments of a bonus amount equal to the average amount of the annual cash incentive bonuses paid to such executive for the three years preceding the date of such termination.

(12)

Represents the cost of continued health and dental benefits. These benefits are payable until the earlier of nine months following termination or the date the executive officer and his covered dependents become eligible for group health insurance through another employer.

(13)

Represents the cost of continued health and dental benefits. These benefits are payable until the earlier of 18 months following termination or the date the executive officer and his covered dependents become eligible for group health insurance through another employer.

(14)	Represents nine monthly pro-rata payments equal to Dr. Collins’ target annual cash incentive bonus for 2017.
(15)	Represents 18 monthly pro-rata payments equal to Dr. Collins’ target annual cash incentive bonus for 2017.

Pay Ratio of Chief Executive Officer to Median Employee

The following is a reasonable estimate of the ratio of the annual total compensation of our former Chief Executive Officer, Dr. Williams, who served in that role for the entirety of 2017, to the annual total compensation of our median employee (determined as described below) for the period between January 1, 2017 and December 31, 2017:

Total 2017 Compensation of Dr. Williams	$4,771,742
Total 2017 Compensation of Median Employee	$196,802
Ratio of Chief Executive Officer to Median Employee Compensation	24.25 to 1

Consistent with applicable rules, we used reasonable estimates in the methodology we used to calculate the annual total compensation of our employees (excluding Dr. Williams) for purposes of identifying our median employee as of December 31, 2017, our date of determination for the median employee. To determine our median employee, we calculated the annual compensation for each of our 212 full-time employees (excluding Dr. Williams) as of December 31, 2017 based on the following components: base salary (annualized in the case of employees who joined the company following January 1, 2017 or who took an unpaid leave of absence for any period during 2017), overtime earnings, and the value of all option and stock awards received by each such employee in 2017. We excluded cash bonuses received by employees in 2017 for services provided in 2016 from our calculation of 2017 compensation because, due to our growth during 2016 and 2017, a significant portion of our employees joined the company following our 2016 cutoff date for eligibility to receive a cash bonus for 2016 services and therefore did not receive cash bonuses in 2017 for services provided in 2016. We also excluded any retention, hiring or other bonuses that were received by employees in 2017 because we did not widely distribute these bonuses and they therefore were not representative of company-wide employee compensation.

The median employee we initially identified using the methodology described above had anomalous compensation characteristics. As such, in order to obtain a more accurate pay ratio, we substituted another employee with substantially similar compensation, measured based on the methodology described above.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

Equity Benefit Plans

For more information on our current equity compensation program and decisions regarding the grants of equity awards in 2017 for our named executive officers, see “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Performance-Based Cash Compensation” and “Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive Compensation.” The following is a summary of the material terms of each of our equity compensation plans.

2013 Omnibus Incentive Plan and Prior Equity Plans

General. In June 2013, our Board adopted and in September 2013, our stockholders approved our 2013 Omnibus Incentive Plan, or the 2013 Plan, for the purpose of attracting and retaining non-employee directors, executive officers and other key employees and service providers, including officers, employees and service providers of our affiliates, and to stimulate their efforts toward our continued success, long-term growth and profitability. The 2013 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, dividend equivalent rights, other equity-based awards and cash bonus awards. We also maintain the 2010 Equity Incentive Plan and 2002 Equity Incentive Plan, or the Prior Plans, which have been terminated and under which no future awards will be granted, but under which outstanding options have been granted. These options will continue to be governed by the terms of the applicable Prior Plan.

Authorized Shares. As of March 12, 2018, we had 1,751,350 shares of common stock reserved for issuance pursuant to the 2013 Plan. On January 1 of every year, the number of shares of common stock available for issuance under the 2013 Plan automatically increases by 4% of the total number of issued and outstanding shares of our common stock as of December 31 of the immediately preceding year. On January 1, 2018, the total number of shares available for issuance under the 2013 Plan increased by 1,159,282 shares pursuant to this provision. As of December 31, 2017, options to purchase 3,366,098 shares of our common stock and 803,417 restricted shares of common stock were outstanding under the 2013 Plan, options to purchase 347,234 shares of our common stock were outstanding under the 2010 Equity Incentive Plan, and options to purchase 154,313 shares of our common stock were outstanding under the 2002 Equity Incentive Plan.

Change in Control. If we experience a change in control in which equity-based awards under the 2013 Plan that are not exercised prior to the change in control will not be assumed or continued by the surviving entity, unless otherwise provided in an award agreement: (i) all restricted shares will vest, and all stock units and dividend equivalents will vest and the underlying shares will be delivered immediately before the change in control, and (ii) at our Board’s discretion, either all options and stock appreciation rights will become exercisable 15 days before the change in control and terminate upon the consummation of the change in control, or all options, stock appreciation rights, restricted shares and stock units may be cancelled before the change in control in exchange for payment of any amount in cash or securities having a value (as determined by our Board), in the case of restricted shares or stock units, equal to the formula or fixed price per share paid to our stockholders and, in the case of options and stock appreciation rights, equal to the product of the number of shares subject to the option or stock appreciation right multiplied by the amount by which the formula or fixed price paid to our stockholders exceeds the exercise price of the option or the stock appreciation right. In the case of performance shares and performance units, however, if more than half of the performance period has lapsed, we will convert the performance shares based on actual performance to date. If less than half of the performance period has lapsed, or if we cannot determine actual performance, we will convert the performance shares and performance units assuming target performance has been achieved.

2013 Employee Stock Purchase Plan

General. In August 2013, our Board adopted and in September 2013, our stockholders approved a 2013 Employee Stock Purchase Plan, or the ESPP. The purpose of the ESPP is to enable our eligible employees, through payroll deductions or cash contributions, to purchase shares of our common stock, to increase our employees’ interest in our growth and success and encourage employees to remain in our employment. Any of our employees may participate in the ESPP, except: (i) an employee whose customary employment is less than 20 hours per week; and (ii) an employee who, after exercising his or her rights to purchase common stock under the ESPP, would own shares of common stock (including shares that may be acquired under any outstanding options) representing 5% or more of the total combined voting power of all classes of our capital stock. An employee must be employed on the last trading day of the purchase period to acquire common stock under the ESPP unless the employee has retired, died or become disabled, been laid off, discharged without cause or is on an approved leave of absence.

Authorized Shares. As of March 12, 2018, we had 1,239,612 shares of common stock reserved for purchase by our eligible employees. In addition, the number of shares of common stock available for purchase by our eligible employees under the ESPP will automatically increase annually on January 1 until (and including) January 1, 2023 in an amount equal to the lesser of (i) 1% of the total number of issued and outstanding shares of our common stock as of December 31 of the immediately preceding year, or (ii) 300,000 shares of our common stock. Notwithstanding the foregoing, our Board may act prior to January 1 of any calendar year to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence. On January 1, 2018, the total number of shares of our common stock available for issuance under the ESPP increased by 289,821 shares pursuant to this provision.

DIRECTOR COMPENSATION

Cash and Equity Compensation

We maintain a non-employee director compensation policy, pursuant to which we generally target our overall director compensation at the 50th percentile of our peer group. We target our annual base cash retainer at the 50th percentile of our peer group and our annual cash retainer for each board committee and long-term incentive compensation at the 75th percentile of our peer group.

Our director compensation policy provides that each non-employee director receives an annual base cash retainer of $40,000. In addition, our non-employee directors receive the following cash compensation for Board services, as applicable:

•	the Chairman of the Board receives an additional annual retainer of $35,000;
•	the Lead Independent Director receives an additional annual retainer of $20,000;
•	the chairman of our audit committee receives an additional annual retainer of $20,000;
•	each member of our audit committee, other than the chairman, receives an additional annual retainer of $10,000;
•	the chairman of each of our compensation, nominating and corporate governance and research and development committees receives an additional annual retainer of $15,000; and
•	each member of our compensation, nominating and corporate governance and research and development committees, other than the chairman, receives an additional annual retainer of $7,500.

We pay all amounts in quarterly installments. We also reimburse each director for his or her travel expenses incurred in connection with attendance at Board and committee meetings.

In addition, newly appointed non-employee directors receive a one-time initial award of options to purchase 15,000 shares of our common stock, which vests in equal annual installments over a three-year period, subject to the director’s continued service on our Board through each applicable vest date. Each continuing non-employee director receives an annual award of options to purchase 10,000 shares of our common stock, which vests in its entirety on the earlier to occur of (i) the one-year anniversary of the grant date and (ii) the day before the subsequent annual meeting of stockholders, subject to each such director’s continued service on our Board through such vest date.

Director Compensation

The following table sets forth information concerning compensation accrued or paid to our independent, non-employee directors during the year ended December 31, 2017 for their service on our Board. Directors who are also our employees receive no additional compensation for their service as directors and are not set forth in the table below.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2)(3) ($)	Total ($)
Franklin M. Berger	67,500	174,047	241,547
Fred E. Cohen, M.D., D.Phil.	40,000	174,047	214,047
Kapil Dhingra, M.B.B.S.	55,000	174,047	229,047
R. Lee Douglas	20,833	—	20,833
Sheila Gujrathi, M.D.	62,500	174,047	236,547
Peder K. Jensen, M.D.	70,000	174,047	244,047
Mark D. McDade	67,500	174,047	241,547
Garry Nicholson	31,250	270,449	301,699
William Ringo	57,500	174,047	231,547

(1)

Amounts reflect the grant date fair value of option awards granted in 2017 in accordance with ASC 718. For information regarding assumptions underlying the value of equity awards, see Note 2 to our financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Use of Estimates – Stock-Based Compensation,” included in our Annual Report on Form 10-K. These amounts do not correspond to the actual value that the directors will recognize.

(2)

On May 10, 2017, our Board granted an option to purchase 15,000 shares of our common stock to Mr. Nicholson and an option to purchase 10,000 shares of our common stock to all other directors, other than Mr. Douglas, who was not a director on such date. The shares underlying these options will vest, with respect to Mr. Nicholson, in equal installments on each of May 10, 2018, 2019 and 2020, and with respect to all other directors, in their entirety on May 9, 2018, subject in each case to the applicable director’s continued service on our Board through each such vest date.

(3)	The following table provides the total number of option shares outstanding for each director as of December 31, 2017.

Options Outstanding
Name	(#)
Franklin M. Berger	32,500
Fred E. Cohen, M.D., D.Phil.	32,500
Kapil Dhingra, M.B.B.S.	45,000
Sheila Gujrathi, M.D.	45,000
Peder K. Jensen, M.D.	45,000
Mark D. McDade	76,544
Garry Nicholson	15,000
William Ringo	49,100

Indemnification

We entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws provide for indemnification of each of our directors and executive officers to the fullest extent permitted by Delaware law.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Regarding Transactions with Related Persons

We have adopted a policy in which either (i) our audit committee (or any other committee of our Board consisting of independent directors), or (ii) the full Board reviews and approves all proposed related-person transactions. This review covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including purchases of goods or services by or from a related person or entities in which the related person has a material interest, and indebtedness, guarantees of indebtedness and employment by us of a related person. A “related person” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons.

All of the transactions described below were entered into prior to the adoption of this policy and were approved by our Board.

Participation in Follow-On Offering

In January 2018, we entered into an underwriting agreement with Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Leerink Partners LLC, as representatives of the several underwriters, relating to a follow-on underwritten public offering of shares of our common stock, or the follow-on offering. Pursuant to the underwriting agreement, we sold an aggregate of 5,897,435 shares of our common stock to the underwriters, including 769,230 shares of common stock that we sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares in connection with the follow-on offering, at a price to the public of $19.50 per share. Our follow-on offering closed on January 24, 2018. Certain holders of more than 5% of our capital stock, measured as of March 12, 2018 and including shares of common stock acquired in the follow-on offering, purchased shares of our common stock from the underwriters in the follow-on offering at the follow-on offering price of the shares to the public.

The following table sets forth the number of shares of our common stock purchased and the aggregate cash purchase price paid by each of these stockholders.

Purchaser	Shares of Common Stock	Purchase Price
Entities affiliated with Wellington Management Group LLP	1,000,000	$19,500,000
Entities affiliated with FMR LLC	769,231	$15,000,005
Entities affiliated with The Vanguard Group, Inc.	125,000	$2,437,500

Certain Related-Person Transactions

Since January 1, 2017, other than in connection with the follow-on offering, there have been no transactions or series of similar transactions to which we were a party or will be a party, and in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than as described in “Other Transactions” below.

Other Transactions

We entered into various employment-related agreements and compensatory arrangements with our directors and executive officers that, among other things, provide for compensatory and certain severance and change of control benefits. For a description of these agreements and arrangements, see the sections of this proxy statement titled “Executive Compensation – Compensation Discussion and Analysis − Executive Compensation Elements − Severance and Change in Control Benefits,” “Executive Compensation − Compensation Discussion and Analysis − Employment Arrangements” and “Director Compensation − Cash and Equity Compensation.”

We entered into indemnification agreements with each of our current directors and executive officers, as described in the section of this proxy statement titled “Director Compensation − Indemnification.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 12, 2018 by (i) each named executive officer, (ii) each director and nominee for director, (iii) all directors and executive officers as a group and (iv) each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our outstanding common stock. Other than as set forth in this table, we are not aware of any person or group that holds in excess of 5% of our outstanding common stock.

Information with respect to beneficial ownership is based on information furnished to us by each director, executive officer or stockholder who holds more than 5% of our outstanding common stock, Schedules 13G or 13D filed with the SEC, and our records regarding shares of our common stock purchased by certain of our stockholders in connection with the follow-on offering, as the case may be. Beneficial ownership of securities is determined according to the rules of the SEC and generally means, with respect to a security, that a person or entity possesses sole or shared voting or investment power of such security, including options and warrants that are currently exercisable or will be exercisable within 60 days of March 12, 2018. Options to purchase shares of our common stock that are exercisable within 60 days of March 12, 2018 are deemed to be beneficially owned by the person holding these options for the purpose of computing percentage ownership of that person, but they are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Except as indicated in the footnotes below, each of the beneficial owners named in the table below has, to our knowledge, sole voting and investment power with respect to all shares of common stock listed as beneficially owned by such beneficial owner, except for shares owned jointly with that person’s spouse.

We have based our calculations of beneficial ownership on 35,116,320 shares of our common stock outstanding as of March 12, 2018.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Five Prime Therapeutics, Inc., 111 Oyster Point Boulevard, South San Francisco, California 94080.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class (Common Stock)
5% Stockholders:
Entities affiliated with FMR LLC(1)	5,108,767	14.5%
Entities affiliated with Wellington Management Group LLP(2)	3,979,582	11.3%
Entities affiliated with BlackRock, Inc.(3)	2,196,109	6.3%
Entities affiliated with The Vanguard Group, Inc.(4)	1,934,454	5.5%
Named Executive Officers and Directors:
Lewis T. Williams, M.D., Ph.D.(5)	920,245	2.6%
Marc L. Belsky(6)	127,653	*
Aron M. Knickerbocker(7)	386,874	1.1%
Francis W. Sarena(8)	234,397	*
Helen Collins, M.D.(9)	71,197	*
Franklin M. Berger(10)	117,480	*
Fred E. Cohen, M.D., D.Phil.(11)	57,307	*
Kapil Dhingra, M.B.B.S.(12)	36,666	*
Sheila Gujrathi, M.D.(12)	36,666	*
Peder K. Jensen, M.D.(12)	45,000	*
Mark D. McDade(13)	85,811	*
Garry Nicholson(12)	4,999	*
William Ringo(12)	49,100	*
All executive officers and directors as a group (15 persons)	2,322,578	6.4%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)

Includes 4,339,536 shares of common stock held by clients of one or more of the following investment advisors directly or indirectly owned by FMR LLC: FMR Co., Inc. and Strategic Advisers, Inc. FMR LLC has sole voting power over 701,337 shares of common stock and sole dispositive power over 4,339,536 shares of common stock. FMR LLC, as the direct or indirect owner of each of FMR Co., Inc. and Strategic Advisers, Inc., may be deemed to beneficially own the shares held by each of FMR Co., Inc. and Strategic Advisers, Inc. Members of the family of Abigail P. Johnson, Director, Chairman and Chief Executive Officer of FMR LLC, including Abigail P. Johnson, collectively, the Johnson Family, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC, and may be deemed to beneficially own the shares beneficially held by FMR LLC. The Johnson Family disclaims beneficial ownership of the shares beneficially owned by FMR LLC, except to the extent of its actual pecuniary interests therein. Each of FMR LLC and the Johnson Family disclaims beneficial ownership of the shares beneficially held by clients of any of FMR Co., Inc. or Strategic Advisers, Inc., except to the extent of their respective actual pecuniary interests therein. The address for FMR LLC, FMR Co., Inc. and Strategic Advisers, Inc. is 245 Summer Street, Boston, Massachusetts 02210. The foregoing information regarding the beneficial ownership of FMR LLC, FMR Co., Inc., Strategic Advisers, Inc. and the Johnson Family is based on our review of Amendment No. 2 to Schedule 13G filed with the SEC by FMR LLC on February 13, 2018 regarding its beneficial ownership of our common stock as of December 29, 2017. The beneficial ownership of entities affiliated with FMR LLC included in this table also includes 769,231 shares of common stock purchased by one or more entities affiliated with FMR LLC in our follow-on offering. For information regarding our follow-on offering, see the section of this proxy statement titled “Transactions with Related Persons – Participation in our Follow-On Offering.”

(2)

Includes 2,979,582 shares of common stock held by clients of one or more of certain investment advisors directly or indirectly owned by Wellington Management Group LLP. Each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP has shared voting power over 2,685,547 shares of common stock and shared dispositive power over 2,979,582 shares of common stock and Wellington Management Company LLP has shared voting power over 2,622,349 shares of common stock and shared dispositive power over 2,771,057 shares of common stock. Each of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP, or collectively, Wellington, disclaims beneficial ownership of the shares beneficially held by clients of any of the investment advisors directly or indirectly owned by Wellington Management Group LLP, except to the extent of their respective actual pecuniary interests therein. The address for Wellington is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. The foregoing information regarding the beneficial ownership of Wellington is based on our review of Amendment No. 7 to Schedule 13G filed with the SEC by Wellington on February 14, 2018 regarding its beneficial ownership of our common stock as of December 29, 2017. The beneficial ownership of entities affiliated with Wellington Management Group LLP included in this table also includes 1,000,000 shares of common stock purchased by one or more entities affiliated with Wellington Management Group LLP in our follow-on offering. For information regarding our follow-on offering, see the section of this proxy statement titled “Transactions with Related Persons – Participation in our Follow-On Offering.”

(3)

Consists of 2,196,109 shares of common stock held by clients of one or more of the following investment advisors directly or indirectly owned by BlackRock, Inc.: BlackRock International Limited; BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC, or collectively, the BlackRock Entities. BlackRock, Inc. has sole voting power over 2,136,916 shares of common stock and sole dispositive power over 2,196,109 shares of common stock. Each of BlackRock, Inc. and the BlackRock Entities disclaim beneficial ownership of the shares beneficially held by clients of BlackRock, Inc. and any of the BlackRock Entities, except to the extent of their respective actual pecuniary interests therein. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The foregoing information regarding the beneficial ownership of BlackRock, Inc. and the BlackRock Entities is based on our review of Amendment No. 3 to Schedule 13G filed with the SEC by BlackRock, Inc. on January 24, 2018 regarding its beneficial ownership of our common stock as of December 31, 2017.

(4)

Includes 1,809,454 shares of common stock held by clients of one or more of certain investment advisors directly or indirectly owned by The Vanguard Group, Inc., or Vanguard. Vanguard has sole voting power over 30,982 shares of common stock, shared voting power over 2,400 shares of common stock, sole dispositive power over 1,778,859 shares of common stock and shared dispositive power over 30,595 shares of common stock. Vanguard Fiduciary Trust Company, or VFTC, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 28,195 shares of common stock as an investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd, or VIA, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 5,187 shares of common stock as an investment manager of Australian investment offerings. Vanguard disclaims beneficial ownership of the shares beneficially held by either of VFTC or VIA, except to the extent of its actual pecuniary interests therein. Each of Vanguard, VFTC and VIA disclaims beneficial ownership of the shares beneficially held by clients of any of Vanguard, VFTC or VIA, except to the extent of their respective actual pecuniary interests therein. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355. The foregoing information regarding the beneficial ownership of Vanguard, VFTC and VIA is based on our review of Amendment No. 1 to Schedule 13G filed with the SEC by Vanguard on February 7, 2018 regarding its beneficial ownership of our common stock as of December 31, 2017. The beneficial ownership of one or more entities affiliated with Vanguard included in this table also includes 125,000 shares of common stock purchased by entities affiliated with Vanguard in our follow-on offering. For information regarding our follow-on offering, see the section of this proxy statement titled “Transactions with Related Persons – Participation in our Follow-On Offering.”

(5)	Consists of (a) 381,237 shares of common stock and (b) 539,008 shares of common stock issuable upon the exercise of stock options within 60 days of March 12, 2018.
(6)

Consists of (a) 16,314 shares of common stock, (b) 44,158 shares of common stock held by the Belsky Living Trust and (c) 67,181 shares of common stock issuable upon the exercise of stock options within 60 days of March 12, 2018.

(7)

Consists of (a) 191,367 shares of common stock, (b) 15,083 shares of common stock held by the Aron M. Knickerbocker Revocable Trust and (c) 180,424 shares of common stock issuable upon the exercise of stock options within 60 days of March 12, 2018.

(8)	Consists of (a) 78,987 shares of common stock and (b) 155,410 shares of common stock issuable upon the exercise of stock options within 60 days of March 12, 2018.
(9)	Consists of (a) 34,792 shares of common stock and (b) 36,405 shares of common stock issuable upon the exercise of stock options within 60 days of March 12, 2018.
(10)	Consists of (a) 84,980 shares of common stock and (b) 32,500 shares of common stock issuable upon the exercise of stock options within 60 days of March 12, 2018.
(11)	Consists of (a) 24,807 shares of common stock and (b) 32,500 shares of common stock issuable upon the exercise of stock options within 60 days of March 12, 2018.
(12)	Consists solely of shares of common stock issuable upon the exercise of stock options within 60 days of March 12, 2018.
(13)	Consists of (a) 12,601 shares of common stock and (b) 73,210 shares of common stock issuable upon the exercise of stock options within 60 days of March 12, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to report to the SEC their initial ownership of our common stock and any subsequent changes in that ownership. The SEC has established specific due dates for these reports and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on our review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required during the fiscal year ended December 31, 2017, we believe that, during the 2017 fiscal year, all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them, except that a late Form 4 report was filed for (i) Francis W. Sarena, our Chief Strategy Officer and Secretary, on September 7, 2017 to report an event that occurred on September 1, 2017 and (ii) Helen Collins, our Senior Vice President and Chief Medical Officer, on February 28, 2018 to report an event that occurred on June 23, 2017.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders:
2002 Equity Incentive Plan(1)	154,313	5.17	—
2010 Equity Incentive Plan(1)	347,234	6.93	—
2013 Omnibus Incentive Plan	4,169,515	33.92	1,364,975
2013 Employee Stock Purchase Plan	—	—	949,792
Equity compensation plans not approved by stockholders	—	—	—
Total	4,671,062	30.35	2,314,767

(1)

The 2002 Equity Incentive Plan and the 2010 Equity Incentive Plan were terminated in 2013, and any shares remaining available for future grants and option forfeitures under such plans have been allocated to the 2013 Omnibus Incentive Plan.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our Proxy Materials. A single set of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Proxy Materials, please notify your broker.

You may also request an additional proxy statement and annual report by sending a written request to:

Five Prime Therapeutics, Inc.

Attn: Francis W. Sarena, Secretary

111 Oyster Point Boulevard

South San Francisco, California 94080

(415) 365-5600

Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

We know of no other business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card or voter instruction form, as applicable, to vote the shares represented thereby in accordance with the recommendation of our Board.

By Order of the Board of Directors,

Francis W. Sarena

Chief Strategy Officer and Secretary

South San Francisco, California

March 30, 2018

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is available without charge upon written request to our Secretary, c/o Five Prime Therapeutics, Inc., 111 Oyster Point Boulevard, South San Francisco, California 94080.

FIVE PRIME THERAPEUTICS, INC. 111 OYSTER POINT BOULEVARD SOUTH SAN FRANCISCO, CA 94080 VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to the Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E39718-PO1255 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETATCH AND RETURN THIS PORTION ONLY FIVE PRIME THERAPEUTICS, INC. The board of directors recommends you vote FOR the following: 1. Election of directors for withhold nominees: 1a. Sheila Gujrathi, M.D. 1b. Peder K Jensen, M.D. 1c. Aron M. Knickerbocker The Board of Directors recommends you vote for the following proposals: 2. To approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement. For Against Abstain To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2018 NOTE: such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [Please sign within box] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability  of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10- K are available at WVWJ.proxyvote.com.E3971 9-P01255FIVE PRIME THERAPEUTICS, INC. Annual Meeting of Stockholders May 10,2018 8:30AMThis proxy is solicited by the Board of Directors The stockholder hereby appoints Aron M. Knickerbocker and Marc L. Belsky, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of FIVE PRIME THERAPEUTICS, INC. that the stockholder is entitled to vote at the Annual   Meeting of Stockholders to be held at 8:30 AM PDT on May 10, 2018, at Five Prime Therapeutics, Inc.,111 Oyster Point Boulevard, South San Francisco, C A 94080, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Items 1, 2 and 3, in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side